Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AMONG GREEN PLAINS RENEWABLE ENERGY, INC., GPMS, INC. GLOBAL ETHANOL, LLC AND GLOBAL ETHANOL, INC. SEPTEMBER 28, 2010

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Exhibit A — Closing Working Capital and Initial Working Capital

Exhibit B — Warrant

Exhibit C — Form of Certificate of Merger

Exhibit D — Merger Consideration for each Global Ethanol Member

Exhibit E — Form of Amended and Restated Certificate of Formation of Global Ethanol, LLC

Exhibit F — Form of Amended and Restated LLC Agreement of Global Ethanol, LLC

Exhibit G — Form of Escrow Agreement

Exhibit H — Form of GEI Asset Purchase Agreement

Exhibit I — Form of Investor Representation Letter

Exhibit J — Transition Services Agreement

Exhibit K — Questionable Receivables

Global Ethanol Disclosure Schedule

Green Plains Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

This Merger Agreement (this “Agreement”) is entered into on September 28, 2010 by and among Green Plains Renewable Energy, Inc., an Iowa corporation (“Green Plains”), GPMS, Inc., a Delaware corporation and a wholly-owned subsidiary of Green Plains (“Merger Sub”), Global Ethanol, LLC, a Delaware limited liability company (“Global Ethanol”), and Global Ethanol, Inc., a Delaware corporation ( “GEI”). Each of Green Plains, Merger Sub, Global Ethanol and GEI are referred to herein as a “Party” and collectively as the “Parties.”

This Agreement contemplates (1) a transaction in which Merger Sub will merge with and into Global Ethanol, whereby each outstanding limited liability company interest of Global Ethanol will be converted into the right to receive shares of Green Plains Common Stock and certain other merger consideration (the “Merger”), and (2) a transaction in which Green Plains will acquire limited assets and assume certain liabilities of GEI.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

Definitions

When each of the following terms is used in this Agreement, it shall have the meaning set forth below:

“Adjustment Escrow” has the meaning set forth in Section 1.6(g)(i).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Agreement” has the meaning set forth in the preface above.

“Audited Financial Statements” shall have the meaning set forth in Section 2.2(e).

“Basket” has the meaning set forth in Section 6.1(c).

“Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in Delaware or Iowa.

“Buyer Indemnified Party” has the meaning set forth in Section 6.1(a).

“Buyer Indemnifying Party” has the meaning set forth in Section 6.2(a).

“Cash Consideration” has the meaning set forth in Section 1.4(b)(iii).

“CERCLA” has the meaning set forth in Section 2.2(x)(iv)

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Claim” has the meaning set forth in Section 6.3(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Balance Sheet” has the meaning set forth in Section 1.5(a).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Statement” has the meaning set forth in Section 1.5(a).

“Closing Working Capital” shall mean the excess of the current assets over the current liabilities of Global, and all noncurrent liabilities, each as determined in accordance with GAAP, of Global as of the Effective Time, calculated as shown on Exhibit A and in accordance with Section 1.5(e).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the business and affairs of Global Ethanol or Green Plains and its Subsidiaries, as the case may be, that is not already generally available to the public.

“Contested Claim” shall have the meaning set forth in Section 6.3(a).

“Continuing Employees” shall have the meaning set forth in Section 5.3.

“Damages” has the meaning set forth in Section 6.1(a).

“Data Laws” means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, provincial, or local) applicable to data privacy, data security, and/or personal information, as well as industry standards applicable to Global Ethanol and its Subsidiaries.

“Delaware Law” means the Delaware General Corporation Law and the Delaware Limited Liability Act, as applicable.

“Direct Claim” has the meaning set forth in Section 6.3.

“Disputed Items” has the meaning set forth in Section 1.5(b).

“Dispute Notice” has the meaning set forth in Section 1.5(b).

“Effective Time” has the meaning set forth in Section 1.4(a).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other bonus, fringe benefit, deferred compensation, vacation, incentive compensation, stock option, disability, severance, profit, pension, retirement, health, medical or life insurance plans or programs or any other form of employee benefit plans, programs or arrangements of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Global Ethanol or Green Plains, as the case may be, for purposes of Code Section 414.

“Escrow Agent” has the meaning set forth in Section 1.6(g)(i).

“Escrow Agreement” has the meaning set forth in Section 1.6(g)(i).

“Escrow Funds” has the meaning set forth in Section 1.6(g)(i).

“Escrow Termination Date” has the meaning set forth in Section 1.6(g)(ii).

“Excess Amount” has the meaning set forth in Section 1.5(d)(i).

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Final Award” has the meaning set forth in Section 6.3(a).

“Financial Statements” has the meaning set forth in Section 2.2(e).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GEI” has the meaning set forth in the preface above.

“Global Ethanol” has the meaning set forth in the preface above.

“Global Ethanol Breaches” has the meaning set forth in Section 6.1(a).

“Global Ethanol Disclosure Schedule” means the disclosure schedule delivered by Global Ethanol to Green Plains on the date hereof, which schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

“Global Ethanol Interest” means any limited liability company interest of Global Ethanol.

“Global Ethanol LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement, of Global Ethanol, as amended by amendment number 1 thereto.

“Global Ethanol Member” means any Person holding any limited liability company interest of Global Ethanol prior to the Effective Time, and is comprised of GEI, Midwest Grain Processors Cooperative, an Iowa cooperative association, Great Lakes Ethanol, LLC, a Michigan limited liability company, and Lurgi PSI, Inc., a Tennessee corporation.

“Global Ethanol Member Approval” means the vote or approval of holders of a majority of the Global Ethanol Interests, in accordance with the Global Ethanol LLC Agreement and Delaware Law, including but not limited to a written consent signed only by GEI.

“Global Ethanol Real Property” has the meaning set forth in Section 2.2(j)(iii).

“Global Ethanol Takeover Proposal” has the meaning set forth in Section 5.4(a).

“Global Ethanol Termination Fee” has the meaning set forth in Section 5.5(b).

“Governmental Entity” means any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority.

“Green Plains” has the meaning set forth in the preface above.

“Green Plains Account” has the meaning set forth in Section 1.5(d)(i).

“Green Plains Breaches” has the meaning set forth in Section 6.2(a).

“Green Plains Common Stock” means the common stock of Green Plains Renewable Energy, Inc., par value $0.001 per share.

“Green Plains Disclosure Schedule” means the disclosure schedule delivered by Green Plains to Global Ethanol on the date hereof, which schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

“Green Plains Warrants” means a total of 700,000 warrants to purchase Green Plains Common Stock at a price of $14.00 per share, for a period of three (3) years following the Closing Date, in accordance with the Warrant set forth in Exhibit B.

“Green Plains SEC Documents” has the meaning set forth in Section 3.2(c).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof.

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indemnified Party” has the meaning set forth in Section 6.2(a).

“Indemnifying Person” has the meaning set forth in Section 6.2(a).

“Indemnity Escrow” has the meaning set forth in Section 1.6(g)(i).

“Independent Accountants” shall have the meaning set forth in Section 1.5(c).

“Initial Working Capital” shall have the meaning and be determined as set forth on Exhibit A.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means (1) with respect to Global Ethanol, the actual knowledge of Jon Brett, Trevor Bourne, Thomas Branhan, Peter Gagliano or Pat Samuelson, after reasonable investigation, and (2) with respect to Green Plains, the actual Knowledge of Todd Becker and Jerry Peters, after reasonable investigation.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, Improvements or other interest in real property held by Global Ethanol.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Global Ethanol.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means, when used in connection with Global Ethanol or Green Plains, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably likely to be, materially adverse to the business, assets, condition (financial or other) or results of operations of such Party and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Change or a Material Adverse Effect: (a) any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (iii) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date of this Agreement, (iv) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted after the date of this Agreement, (v) general conditions in the industry in which such Party and its Subsidiaries operate, and (vi) the announcement and pendency of this Agreement and the transactions contemplated hereby, compliance with the covenants contained herein, and any loss of or change in relationship with any customer, supplier, distributor or other business partner, or departure of any employee or officer, of such Party or any of its Subsidiaries, except, in the cases of clause (iii), (vi) and (v), to the extent that such Party and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby compared with other participants in the industries in which such Party and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Change or a Material Adverse Effect); (b) any existing event, occurrence or circumstance with respect to which a Party has Knowledge as of the date hereof; and (c) any adverse change in or effect on the business of a Party and its Subsidiaries that is cured by such Party before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Article IX

“Material Contracts” has the meaning set forth in Section 2.2(n).

“Merger” has the meaning set forth in the preface above.

“Merger Consideration” has the meaning set forth in Section 1.4(b)(iii).

“Merger Sub” has the meaning set forth in the preface above.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 2.2(e).

“Most Recent Fiscal Month End” has the meaning set forth in Section 2.2(e).

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Notice of Claim” has the meaning set forth in Section 6.3(a).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, including with respect to quantity and frequency.

“Owned Real Property” means all land, together with all Improvements located thereon and all easements and other rights and interests appurtenant thereto, owned by Global Ethanol.

“Party” or “Parties” has the meaning set forth in the preface above.

“Pending Claim Amount” has the meaning set forth in Section 1.6(g)(ii).

“Permits” has the meaning set forth in Section 2.2(h)(i).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means with respect to each parcel of Global Ethanol Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith that would not, individually or in the aggregate, materially impair the use or occupancy of the Real Property or the operation of the business of Global Ethanol and any Subsidiary of Global Ethanol, as currently conducted on such Real Property; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of the business of Global Ethanol, as currently conducted thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property that do not or would not materially impair the use or occupancy of such Real Property in the operation of the business of Global Ethanol, as currently conducted thereon.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Entity.

“Plan” has the meaning set forth in Section 2.2(v)(xii).

“Post-Closing Deadline” has the meaning set forth in Section 1.5(a).

“Pre-Closing Period” means the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Questionable Receivables” means those receivables scheduled in Exhibit K.

“Real Property Laws” means all applicable building, zoning, subdivision, health and safety and other land use laws, and all insurance requirements affecting the Global Ethanol Real Property.

“Release Date” has the meaning set forth in Section 6.4.

“Reportable Event” has the meaning set forth in ERISA Section 4043.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Indemnified Party” has the meaning set forth in Section 6.2(a).

“Seller Indemnifying Party” has the meaning set forth in Section 6.1(a).

“Sellers’ Representative has the meaning set forth in Section 1.7(a).

“Stock Consideration” has the meaning set forth in Section 1.4(b)(iii).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Company” has the meaning set forth in Section 1.1.

“Systems” has the meaning set forth in Section 2.2(y).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 6.3.

“Unresolved Items” shall have the meaning set forth in Section 1.5(c).

“WARN Act” has the meaning set forth in Section 2.2(u).

“Warrant Consideration” has the meaning set forth in Section 1.4(b)(iii).

Article I

The Merger

Section 1.1 Basic Transaction. Upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware Law, Merger Sub will merge with and into Global Ethanol at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and Global Ethanol shall continue (renamed as Green Plains Holdings II, LLC) as the survivor in the Merger and a wholly-owned Subsidiary of Green Plains (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with Delaware Law.

Section 1.2 Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Global Ethanol in Minneapolis, Minnesota, on a date to be specified by the Parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction (or, to the extent permitted by applicable law, waiver by the Party or Parties entitled to the benefits thereof) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the

Closing, but subject to the satisfaction (or, to the extent permitted by applicable law, waiver by the Party or Parties entitled to the benefits thereof) of those conditions), unless another time, date or place is agreed to by the Parties.

Section 1.3      Deliveries at Closing. At the Closing, (i) Global Ethanol will deliver to Green Plains and Merger Sub the various certificates, instruments, and documents referred to in Section 8.1 and Section 8.2, (ii) Green Plains and Merger Sub will deliver to Global Ethanol the various certificates, instruments, and documents referred to in Section 8.3, and (iii) Global Ethanol and Merger Sub will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit C (the “Certificate of Merger”).

Section 1.4      Effects of the Merger.

(a)          General. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file the Certificate of Merger executed in accordance with Delaware Law and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under Delaware Law. The Merger shall become effective when the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Green Plains and Global Ethanol agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

(b)          Conversion of Merger Sub Capital Stock and Global Ethanol Interests. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Global Ethanol Interests or any shares of capital stock of Merger Sub:

(i)        each issued and outstanding share of capital stock of Merger Sub shall be automatically converted into and become a limited liability company interest of the Surviving Company so that immediately following the Effective Time, Green Plains will be the holder of all limited liability company interests of the Surviving Company;

(ii)        each Global Ethanol Interest that is directly owned by Merger Sub or Green Plains shall automatically be canceled and shall cease to be outstanding, and no consideration shall be delivered in exchange therefor; and

(iii)        The Global Ethanol Interests (other than Global Ethanol Interests to be canceled in accordance with Section 1.4(b)(ii)) shall be cancelled and converted into the right to receive, in the aggregate, (A) 4,386,027 fully paid and nonassessable shares of Green Plains Common Stock (the “Stock Consideration”); (B) cash equal to $20,000,000 (the “Cash Consideration”); and (C) 700,000 Green Plains Warrants (the “Warrant Consideration” and together with the Stock Consideration and the Cash Consideration, collectively the “Merger Consideration”), subject to any adjustments as provided in Section 1.5, Section 1.6 or otherwise in this Agreement. At and as of the Effective Time, all such Global Ethanol Interests shall no longer be outstanding and shall automatically be canceled and shall cease to be outstanding, and each holder of a Global Ethanol Interest shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, as may be adjusted, and certain dividends or other distributions in accordance with Section 1.6(b). The Merger Consideration for each class of Global Ethanol Interest, and for each Global Ethanol Member, as may be adjusted, is set forth on Exhibit D.

(iv)        In the event Green Plains changes (or establishes a record date for changing) the number of shares of Green Plains Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Green Plains Common Stock and the record date therefor shall be prior to the Effective Time, the Stock Consideration and the Warrant Consideration to be issued pursuant to Section 1.4(b)(iii) shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

(v)        Green Plains shall have no obligation under this Agreement to issue shares of Green Plains Common Stock or any Green Plains Warrants to any Global Ethanol Member or any other Person that is not an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act, or who is not otherwise suitable to acquire shares of Green Plains Common Stock or any Green Plains Warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated thereunder. If Green Plains makes such a determination, in its sole discretion, such Global Ethanol Member or any other Person shall receive its portion of the Merger Consideration solely out of the Cash Consideration, and the percentage of Cash Consideration, Stock Consideration and Warrant Consideration received by the other Global Ethanol Members shall be adjusted on a pro rata basis.

(vi)        Any and all outstanding warrants to purchase Global Ethanol Interests shall be extinguished and cancelled as of the Effective Time and shall not be entitled to any consideration, including but not limited to, any Merger Consideration.

(c)          Governance of Surviving Company.

(i)        The certificate of formation of Surviving Company shall be amended and restated at and as of the Effective Time in the form attached hereto as Exhibit E.

(ii)        The LLC agreement of the Surviving Company shall be amended and restated at and as of the Effective Time in substantially the form attached hereto as Exhibit F.

(iii)        The managers and officers of Global Ethanol shall be appointed by Green Plains at and as of the Effective Time.

Section 1.5      Adjustment of Merger Consideration.

(a)          No later than the 30th day after the Closing Date (the “Post-Closing Deadline”), Green Plains will prepare, with the assistance and participation of former financial personnel of GEI under the Transition Agreement, and deliver to the Sellers’ Representative, a consolidated balance sheet of Global Ethanol as of the Closing Date (the “Closing Balance Sheet”), together with a statement (the “Closing Statement”) setting forth Green Plains’ determination of the Closing Working Capital, prepared in accordance with Section 1.5(e) and Exhibit A. Notwithstanding anything else in this Section 1.5, including any dispute pursuant to subsection (b), (i) if the Closing Working Capital set forth in the Closing Statement exceeds (is less negative than) the Initial Working Capital, Green Plains and the Seller’s Representative shall immediately advise the Escrow Agent to release and pay the full amount of the Adjustment Escrow to the Global Ethanol Members, and (ii) if the Closing Working Capital set forth in the Closing Statement is less than (more negative than) the Initial Working Capital, but the difference between Closing Working Capital and Initial Working Capital is less than the balance of the Adjustment Escrow, Green Plains and the Seller’s Representative shall immediately advise the Escrow Agent to release the excess of the Adjustment Escrow over such difference to the Global Ethanol Members, in each case by wire transfer of immediately available funds to the accounts specified by the Global Ethanol Members.

(b)          During the 30-day period immediately following the day on which the Sellers’ Representative receives the Closing Balance Sheet and the Closing Statement, the Sellers’ Representative, and its representatives and advisors will be given reasonable access, during normal business hours and upon reasonable notice, to (i) the Surviving Company’s books and records and the working papers related to the preparation of the Closing Balance Sheet and the Closing Statement (including the determinations included therein), and (ii) employees and accounting professionals of Green Plains and the Surviving Company in order to facilitate the review by the Sellers’ Representative of the Closing Balance Sheet and the Closing Statement; provided, however, that the review and access described in clauses (i) and (ii) will be conducted at times and in a manner that does not unreasonably interfere with the operation of Green Plains’ and the Surviving Company’s respective businesses. The Closing Balance Sheet and the Closing Statement (including the determinations included therein) will become final, binding and conclusive upon all Global Ethanol Members and their Affiliates on the earlier of (A) the 30th day following the date on which the Sellers’ Representative receives them, unless Green Plains receives from the Sellers’ Representative prior to such 30th day a written notice from the Sellers’ Representative setting forth all of its disagreements with any account or determination in the Closing Balance Sheet or the Closing Statement (the “Disputed Items”) together with an explanation for each Disputed Item in reasonable detail and its proposed adjustments with respect to each Disputed Item to the extent reasonably practicable in light of the information then available to the Sellers’ Representative (the “Dispute Notice”) and (B) the date on which the Sellers’ Representative notifies Green Plains in writing that it does not dispute the Closing Balance Sheet and Closing Statement.

(c)          During the 10 days after the date on which Green Plains receives a Dispute Notice, Green Plains and the Sellers’ Representative will seek in good faith to resolve by written agreement any differences they have with respect to the Disputed Items and any Disputed Item so resolved will be deemed final, binding and conclusive upon Green Plains and all Global Ethanol Members and their Affiliates. If Green Plains and the Sellers’ Representative do not reach written agreement on the resolution of all of the Disputed Items during such 10-day period (or such longer period as they shall mutually agree), then at the end of such 10-day period (or longer), Green Plains and the Sellers’ Representative shall submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to Boulay, Huetmaker, Zibell & Co. or such other nationally recognized firm of independent certified public accountants with a nationwide audit and accounting practice as Green Plains and the Sellers’ Representative may agree in writing (the “Independent Accountants”) and the Independent Accountants shall review and resolve all of the Unresolved Items. The Independent Accountants will determine each Unresolved Item in accordance with this Section 1.5(c) and Section 1.5(e) as promptly as may be reasonably practicable, and Green Plains and the Sellers’ Representative will instruct the Independent Accountants to endeavor to complete such process within a period of no more than 30 days. In resolving any Unresolved Items, the Independent Accountants may not assign a value to any item in dispute greater than the greatest value or less than the smallest value for such item presented in the documentation that is proffered by the Parties. The Independent Accountants shall act as an expert and not as an arbitrator to resolve each Unresolved Item based on the provisions of this Agreement, GAAP and the written presentations made by Green Plains and the Sellers’ Representative and not by independent review. Except as Green Plains and the Sellers’ Representative may otherwise agree in writing, all communications between Green Plains and the Sellers’ Representative or any of their respective representatives, on the one hand, and the Independent Accountants, on the other hand, will be in writing, with copies simultaneously delivered to the non-communicating party. The Independent Accountants’ determination of the Unresolved Items will be final, binding and conclusive on Green Plains, the Global Ethanol Members and their Affiliates, effective as of the date the Independent Accountants’ written determination is received by Green Plains and the Sellers’ Representative. The fees and expenses of the Independent Accountants will be borne one-half by Green Plains and one-half by the Global Ethanol Members (proportionate to their Cash Consideration), and each of Green Plains and the Global Ethanol Members will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure.

(d)          Upon final determination of the Closing Working Capital pursuant to Section 1.5(b) or Section 1.5(c), as applicable, an adjustment will be determined and paid as follows:

(i)        If the Initial Working Capital exceeds the Closing Working Capital (based on such final determination), the Sellers’ Representative and Green Plains shall within three (3) Business Days after such final determination issue joint written instructions directing the Escrow Agent to pay to Green Plains the amount of such excess together with interest on such excess from the Closing Date to the payment date at the rate equal to the interest rate that the Adjustment Escrow earned during such time (collectively, the “Excess Amount”) out of the Adjustment Escrow by wire transfer of immediately available funds to the account specified by Green Plains (the “Green Plains Account”), and to pay to the Global Ethanol Members, pro rata, as shown on Exhibit D, the remaining amount, if any, of the Adjustment Escrow, together with interest on such remaining amount from the Closing Date to the payment date at the rate equal to the interest rate that the Adjustment Escrow earned during such time, by wire transfer of immediately available funds to the accounts specified by the Global Ethanol Members. If the Excess Amount is greater than the amount in the Adjustment Escrow, then the Sellers’ Representative and Green Plains shall also issue joint written instructions directing the Escrow Agent to pay to Green Plains out of the Indemnity Escrow the amount by which the Excess Amount exceeds the amount in the Adjustment Escrow (up to the amount in the Indemnity Escrow) by wire transfer of immediately available funds to the Green Plains Account. Any amount payable to Green Plains pursuant to this Section 1.5(d)(i) will be paid within three (3) Business Days of such final determination by wire transfer of immediately available funds to the Green Plains Account.

(ii)        If the Closing Working Capital (based on such final determination) exceeds the Initial Working Capital, Green Plains will pay to the Global Ethanol Members, pro rata, as shown on Exhibit D, an amount equal to such excess together with interest on such excess from the Closing Date to the payment date at the rate equal to the interest rate that the Adjustment Escrow earned during such time, and the Sellers’ Representative and Green Plains shall issue joint written instructions to the Escrow Agent to pay the amount of the Adjustment Escrow to the Global Ethanol Members, pro rata, in accordance with their respective Global Ethanol Interests, as set forth in Exhibit D. Any amount payable to the Global Ethanol Members pursuant to this Section 1.5(d)(ii) will be paid within three (3) Business Days of such final determination by wire transfer of immediately available funds to the accounts specified by the Global Ethanol Members.

Any amount paid to Green Plains pursuant to clause (d)(i) or to the Global Ethanol Members pursuant to clause (d)(ii) (other than interest on the Adjustment Escrow paid to the Global Ethanol Members pursuant to clause (ii) above) will be deemed to constitute an adjustment to the Merger Consideration.

(e)          For the purposes of this Section 1.5, each accounting term used herein will have the meaning that is applied thereto in accordance with GAAP as of the date of this Agreement and, to the extent consistent with GAAP, the accounting principles, policies, procedures and methodologies applied in preparing the Audited Financial Statements. The Closing Balance Sheet and the Closing Working Capital will be calculated (i) in accordance with GAAP as in effect on the date of this Agreement and, to the extent consistent with GAAP, the accounting principles, policies, procedures and methodologies applied in preparing the Audited Financial Statements, including without limitation with respect to the nature or classification of accounts and determining levels of reserves or levels of accruals; (ii) based on the books and records of Global Ethanol and the former Subsidiaries of Global Ethanol and the definitions herein agreed and (iii) and, in the case of (i) and (ii), as may otherwise be set forth on Exhibit A hereto; provided, however, that no adjustment shall be made to the Closing Balance Sheet or the Closing Working Capital by Green Plains with respect to the Questionable Receivables, except normal adjustments to reflect payments applied thereto.

Section 1.6      Exchange Procedures; Payment; Escrow.

(a)          Exchange Procedures. Promptly after the Effective Time, upon receipt by Green Plains of evidence reasonably satisfactory to Green Plains of a holder’s ownership of a Global Ethanol Interest, free and clear of any Liens, the holder of each Global Ethanol Interest shall be entitled to receive from Green Plains in exchange therefor, and Green Plains shall deliver to such holder, the Merger Consideration less the amounts for Escrow Funds as set forth in Section 1.6(g) and as may be adjusted pursuant to this Agreement, and certain dividends or other distributions in accordance with Section 1.6(b), as set forth on Exhibit D, and such holder’s Global Ethanol Interest shall forthwith be canceled. All warrants to purchase any Global Ethanol Interests shall be extinguished and cancelled as of the Effective Time, without consideration.

Subject to Section 1.4(b)(v), in the event of a transfer of ownership of Global Ethanol Interests that is not registered in the transfer records of Global Ethanol, the Merger Consideration, as may be adjusted herein, may be delivered to a Person other than the Person in whose name such Global Ethanol Interest is registered if such Global Ethanol Interest has been properly assigned, Green Plains receives evidence reasonably satisfactory to Green Plains of such assignment, and the Person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery of Merger Consideration to a Person other than the registered holder of such Global Ethanol Interest or establish to the satisfaction of Green Plains that such tax has been paid or is not applicable. Each Global Ethanol Interest shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article I and certain dividends or other distributions in accordance with Section 1.6(b). Except as otherwise provided in this Agreement, no interest shall be paid or will accrue on any cash payable to holders of Global Ethanol Interests pursuant to the provisions of this Article I. Certificates evidencing the Stock Consideration, with the legends set forth in the Investor Representation Letter, shall be delivered to the Global Ethanol Members, together with the Green Plains Warrants, in each case in the amounts set forth on Exhibit D.

(b)          Distributions. Whenever a dividend or other distribution is declared or made after the date hereof with respect to Green Plains Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Green Plains Common Stock issuable as Stock Consideration pursuant to this Agreement or after exercise of a Green Plains Warrant. Subject to the effect of applicable escheat or similar laws, there shall be paid to the holder of each Global Ethanol Interest representing whole shares of Green Plains Common Stock issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time paid with respect to such whole shares of Green Plains Common Stock.

(c)          No Further Ownership Rights in Global Ethanol Interests. All Merger Consideration delivered upon the surrender for exchange of Global Ethanol Interests in accordance with this Article I shall be deemed to have been delivered in full satisfaction of all rights pertaining to the Global Ethanol Interests subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Global Ethanol on such Global Ethanol Interests which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the transfer books of the Surviving Company of the Global Ethanol Interests that were outstanding immediately prior to the Effective Time.

(d)          No Fractional Shares. No certificates or scrip representing fractional shares of Green Plains Common Stock or Green Plains Warrants shall be issued upon the exchange of Global Ethanol Interests, no dividends or other distributions of Green Plains shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Green Plains. In lieu of such fractional share interests, such fractional share shall be rounded up or down to the nearest whole number (with one-half of a shares rounded up).

(e)          No Liability. None of Green Plains, Merger Sub, Global Ethanol or the Surviving Company shall be liable to any Person in respect of any shares of Green Plains

Common Stock, cash, dividends or other distributions properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)          Withholding Rights. Green Plains or the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Global Ethanol Interests such amounts as Green Plains or the Surviving Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Green Plains or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Global Ethanol Interests in respect of which such deduction and withholding was made by Green Plains or the Surviving Company.

(g)          Escrow Funds.

(i)        Pursuant to an escrow agreement to be entered into on the Closing Date by and among Green Plains, the Sellers’ Representative on behalf of the Global Ethanol Members and U.S. Bank National Association (or another financial institution proposed by either Green Plains or the Sellers’ Representative and reasonably acceptable to the other of them), as escrow agent (in such capacity, the “Escrow Agent”), in the form attached hereto as Exhibit G with such changes as the Seller’s Representative and Green Plains may agree to in writing (the “Escrow Agreement”), Green Plains and the Sellers’ Representative shall appoint the Escrow Agent to hold and disburse the Escrow Funds as provided below. At the Closing, Green Plains shall deposit with the Escrow Agent: (A) a portion of the Merger Consideration equal to Three Million Dollars ($3,000,000) (together with any interest or other earnings thereon, the “Adjustment Escrow”), (B) a portion of the Merger Consideration equal to Five Million Dollars ($5,000,000) (the “Indemnity Escrow”), and (C) a portion of the Merger Consideration equal to Five Hundred Thousand Dollars ($500,000) (together with any interest or other earnings thereon, the “Member Fund” and, together with the Adjustment Escrow and Indemnity Escrow, the “Escrow Funds”), in each case by wire transfer of immediately available funds. The Adjustment Escrow and the Indemnity Escrow shall be held by the Escrow Agent in segregated accounts to serve as the sources of payment of certain adjustments to the Merger Consideration required by Section 1.5(d), and indemnification obligations of the Global Ethanol Members set forth in Article VI. The Member Fund shall be held by the Escrow Agent in a segregated account (over which Green Plains shall have no authority whatsoever, by way of release authority, investment authority or otherwise, but instead will be distributed at the sole direction of the Sellers Representative) to serve as the sources of payment of costs and expenses pursuant to Section 1.7(d). The Escrow Funds contributed on behalf of each Global Ethanol Member shall be in proportion to their Global Ethanol Interests, as set forth in Exhibit D.

(ii)        The Adjustment Escrow shall be disbursed by the Escrow Agent to Green Plains or the Global Ethanol Members, as applicable, under Section 1.5(d). From time to time prior to the Release Date, the Indemnity Escrow shall be disbursed by the Escrow Agent to Green Plains to the extent required to pay an indemnification obligation of the Global Ethanol Members under Article VI; provided, however, that such disbursements shall be made by Escrow Agent only upon receipt of (x) joint written instructions executed by Green Plains and the Sellers’ Representative or (y) in the case of a disbursement requested with respect to an indemnification claim under Article VI, a Final Award certified as such by Green Plains or the Sellers’ Representative (a copy of which shall be contemporaneously delivered to the non-certifying party), in each case directing the Escrow Agent to make such disbursement. On the Release Date, the entire balance of the Indemnity Escrow (less any amounts thereof that are subject to unresolved indemnification claims hereunder (each such amount, a “Pending Claim Amount”)) shall be disbursed by the Escrow Agent to the Global Ethanol Members, pro rata, as set forth on Exhibit D. After the Release Date, each Pending Claim Amount shall be paid by the Escrow Agent to Green Plains or the Global Ethanol Members, as the case may be, upon receipt by the Escrow Agent of, and in accordance with, (x) joint written instructions executed by Green Plains and the Sellers’ Representative or (y) a Final Award certified as such by Green Plains or the Sellers’ Representative (a copy of which shall be contemporaneously delivered to the non-certifying party), in each case directing the Escrow Agent to make such disbursement in the amounts and to the Persons set forth therein. At such time, or from time to time, as directed by the Sellers’ Representative, the Member Fund will be paid by the Escrow Agent first to pay any remaining costs and expenses of the Sellers’ Representative, and then pro rata among the Global Ethanol Members; provided, however, that all amounts remaining in the Member Fund shall be disbursed promptly after final settlement of all Pending Claim Amounts. As used herein, the date as of which all amounts in the Escrow Funds have been paid out by the Escrow Agent is referred to as the “Escrow Termination Date.”

Section 1.7      Sellers’ Representative.

(a)          Appointment. GEI is hereby appointed as the representative and agent of the Global Ethanol Members under this Agreement and the Escrow Agreement (the “Seller’s Representative”) and GEI hereby notifies Green Plains that Green Plains shall be entitled to conclusively rely on the actions of Jon Brett for any action on its part, including in its capacity as Sellers’ Representative, under this Agreement until such time as Green Plains is notified in writing that Jon Brett no long has such authority and that GEI appoints another individual in his place.

(b)          Authority. The Sellers’ Representative is authorized on or after the date of this Agreement, for and on behalf of the Global Ethanol Members, to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement, to waive any requirements of this Agreement or to enter into one or more amendments or supplements to this Agreement that Sellers’ Representative determines in Sellers’ Representative’s sole and absolute discretion to be necessary, appropriate or advisable with respect to the Global Ethanol Members, which authority includes the execution and delivery of the Escrow Agreement on behalf of Global Ethanol Members and any amendments or supplements thereto and the performance of all obligations thereunder, including authority to collect and pay funds and dispute, settle, compromise and make all claims; provided, however, that such authority shall not extend to any action that would disproportionately impact the interest of any Global Ethanol Member in the Merger Consideration. The authority of Sellers’ Representative includes the right to hire or retain such counsel, investment bankers, accountants, representatives and other professional advisors as Sellers’ Representative determines in Sellers’ Representative sole and absolute discretion to be necessary, appropriate or advisable in order to perform this Agreement and the Escrow Agreement. By virtue of the adoption of this Agreement, the execution of the Investor Representation Letter, and the approval of the Merger by the Global Ethanol Members, each Global Ethanol Member (regardless of whether or not such Global Ethanol Member votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) appoints, as of the date of this Agreement, the Sellers’ Representative as his, her or its true and lawful agent and attorney-in-fact with the authority set forth in this Section 1.7. This power of attorney is coupled with an interest and is irrevocable. All actions, decisions and instructions of the Seller’s Representative shall be conclusive and binding upon all of the Global Ethanol Members.

(c)          Reliance. Green Plains will have no liability to any Global Ethanol Member or otherwise arising out of the acts or omissions of Sellers’ Representative or any disputes among the Global Ethanol Members or with Sellers’ Representative. Green Plains may rely entirely on its dealings with, and notices to and from, Sellers’ Representative to satisfy any obligations it might have under this Agreement to the Global Ethanol Members, the Escrow Agreement or any other agreement referred to in this Agreement or otherwise to Sellers.

(d)          Reimbursement of Expenses. The Sellers’ Representative shall be entitled to receive reimbursement for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Sellers’ Representative in the performance or discharge of its rights and obligations under this Agreement. Reimbursement of such expenses, charges and liabilities will first be from the Member Fund and will be disbursed to the Sellers’ Representative upon certification to the Escrow Agent by the Seller’s Representative. To the extent such expenses, charges and liabilities exceed the funds available in the Escrow Fund, each Global Ethanol Member shall reimburse the Seller’s Representative, pro rata in accordance with their interest in the Merger Consideration.

(e)          Release from Liability; Indemnification; Authority of Sellers’ Representative. By virtue of the adoption of this Agreement, the execution of the Investor Representation Letter, and the approval of the Merger by the Global Ethanol Members, each Global Ethanol Member (regardless of whether or not such Global Ethanol Member votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby releases the Sellers’ Representative, and each of its officers, directors, employees and representatives, from, and each Global Ethanol Member agrees to indemnify the Sellers’ Representative, and each of its officers, directors, employees and representatives, against, liability for any action taken or not taken by him, her or it in his, her or its capacity as such agent, except for the liability of the Sellers’ Representative, or any officer, director, employee or representative thereof, to a Global Ethanol Member for loss which such holder may suffer from the intentional misconduct of the Sellers’ Representative or such representatives, or knowing violations of law, in carrying out his, her or its duties hereunder.

Article II

Representations and Warranties of Global Ethanol

Section 2.1      Representations and Warranties Concerning the Transaction. Except as set forth in the Global Ethanol Disclosure Schedule, Global Ethanol, and with respect solely to Section 2.1(a) GEI, represents and warrants to Green Plains as follows:

(a)           Authorization. Global Ethanol has the necessary limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all ancillary documents by Global Ethanol and the consummation by Global Ethanol of the transactions contemplated hereby have been approved and declared advisable by the requisite vote of the board of managers of Global Ethanol and by the requisite vote of the Global Ethanol Members and no other corporate proceedings on the part of Global Ethanol is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Without limiting the foregoing, Global Ethanol has obtained the Global Ethanol Member Approval and no other approval of the Global Ethanol Members (including without limitation any approval by holders of any class of Global Ethanol Interests required by the Global Ethanol LLC Agreement or any class designation established by the board of managers of Global Ethanol) is required. This Agreement has been duly executed and delivered by Global Ethanol and, assuming its due authorization, execution and delivery by Green Plains and Merger Sub, constitutes a valid and legally binding obligation of Global Ethanol, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

(b)          Organization and Authorization of GEI. GEI represents for itself, that it is a corporation, is duly organized, validly existing, and in good standing under the laws of the state of its organization. GEI represents for itself that it has the requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. GEI has the necessary power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all ancillary documents by GEI and the consummation of the transactions contemplated hereby have been approved and declared advisable by the requisite vote of the board of directors of GEI and no other corporate proceedings on the part of GEI is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. GEI acknowledges that (1) the shares of Green Plains Common Stock and Green Plains Warrants issued to GEI as part of the Merger Consideration are being acquired by GEI for its own account, for investment purposes only, and not with a view to, or for resale in connection with, and distribution thereof within the meaning of the Securities Act, (2) the shares of Green Plains Common Stock and Green Plains Warrants have not been registered under the Securities Act or any blue sky or other state securities law, (3) the shares of Green Plains Common Stock and Green Plains Warrants received by GEI cannot be sold or transferred unless such sale or transfer is registered under the Securities Act or an exemption from such registration is available, and (4) the certificates representing the shares of Green Plains Common Stock and the Green Plains Warrants will bear an appropriate legend with respect to the foregoing.

(c)          Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Global Ethanol or any Subsidiary of Global Ethanol is subject or any provision of the organizational documents of Global Ethanol or any Subsidiary of Global Ethanol, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Global Ethanol is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not have a Material Adverse Effect. Global Ethanol does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement, except for (i) the applicable requirements of the HSR Act, (ii) the consents, approvals or authorizations identified in the Global Ethanol Disclosure Schedule, and (iii) the filing of the Certificate of Merger with the Delaware Secretary of State.

(d)          State Takeover Statutes. No state takeover or similar statute or regulation is applicable to this Agreement or the transactions contemplated hereby, including the Merger. There are no statutory or contractual “dissenters” or “appraisal” rights available to holders of Global Ethanol Interests in connection with the transactions contemplated by this Agreement.

(e)          Brokers’ Fees. Global Ethanol has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.2      Representations and Warranties Concerning Global Ethanol. Except as set forth in the Global Ethanol Disclosure Schedule, Global Ethanol represents and warrants to Green Plains as follows:

(a)          Organization, Qualification, and Company Power. Global Ethanol is a limited liability company duly organized, validly existing, and in good standing under Delaware Law. Global Ethanol is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction where such qualification or license is required, except where the lack of such qualification or license would not have a Material Adverse Effect. Global Ethanol has the requisite limited liability company power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Section 2.2(a) of the Global Ethanol Disclosure Schedule lists the directors and officers of GEI and Global Ethanol.

(b)          Subsidiaries. Global Ethanol does not have any Subsidiaries and does not presently own or control, directly or indirectly, any interest in any other corporation, association, partnership, limited liability company or other business entity. Global Ethanol is not a participant in any joint venture or similar arrangement. Section 2.2(b) of the Global Ethanol Disclosure Schedule sets forth a true and complete list of Subsidiaries of Global Ethanol that were in existence during the three years preceding the date of this Agreement, including for each its name and jurisdiction of organization and the date on which, and character of the transaction pursuant to which, it ceased being a Subsidiary. Global Ethanol has no liability or obligations related to any former Subsidiary.

(c)          Capitalization. As of the date of this Agreement, the outstanding limited liability company interests of Global Ethanol consist of 104,620 Class A Units, 30,403 Class B Units, 202,535 Class C Units, 44,333 Class D Preferred Units and 5,000,000 Class E Preferred Units, none of which are certificated. All of the Global Ethanol Interests have been duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with applicable federal and state securities laws and are held of record by the respective Persons as set forth in Section 2.2(c) of the Global Ethanol Disclosure Schedule. Except as set forth in Section 2.2(c) of the Global Ethanol Disclosure Schedule, all Global Ethanol Interests are free and clear of any Liens created by Global Ethanol and free of any restrictions on the right of the Global Ethanol Members to vote, sell or otherwise dispose of such limited liability company interests. Except as set forth on Section 2.2 (c) of the Global Ethanol Disclosure Schedule (including the warrants to purchase 44,333 Class D Units set forth therein), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Global Ethanol to issue, sell or otherwise cause to become outstanding any of its limited liability company interests. All warrants to purchase Class D units shall be exercised prior to Closing and Global Ethanol will cause all other such interests to be extinguished and discharged, without consideration or any ongoing liability. There are no outstanding or authorized “phantom stock,” profit participation or similar rights with respect to Global Ethanol.

(d)          Encumbrances. Except for Permitted Encumbrances and the Liens set forth in Sections 2.2(d), (e), (i) and (j) of the Global Ethanol Disclosure Schedule, there are no Liens on the properties and assets used by Global Ethanol, located on the Premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof.

(e)          Financial Statements. Section 2.2(e) of the Global Ethanol Disclosure Schedule includes the following financial statements (collectively the “Financial Statements”): (i) audited balance sheets and statements of income, statements of members’ equity, and statements of cash flow as of June 30, 2010 and for the three years then ended (the “Audited Financial Statements”) for Global Ethanol and the former Subsidiaries of Global Ethanol on a consolidated basis; and (ii) unaudited balance sheets and statements of income, statements of cash flow (the “Most Recent Financial Statements”) as of and for the month and two months ended August 31, 2010 (the “Most Recent Fiscal Month End”) for Global Ethanol. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of Global Ethanol and the former Subsidiaries of Global Ethanol on a consolidated basis as of such dates and the results of operations of Global Ethanol and the former Subsidiaries of Global Ethanol for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. The books of account of Global Ethanol are complete and correct in all material respects, have been maintained in a consistent manner and have recorded therein the results of operations and the assets and liabilities of Global Ethanol in all material respects. Global Ethanol maintains a system of accounting and internal controls that provides reasonable assurances that financial transactions are executed in accordance with the authorization of the management. Global Ethanol has maintained, on a consistent manner, minute books that are complete and correct in all material respects.

(f)          Events Subsequent to Most Recent Fiscal Year End. Since June 30, 2010, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date, and except as set forth Section 2.2(f) of the Global Ethanol Disclosure Schedule:

(i)        Global Ethanol has not sold, leased, transferred or assigned any assets, tangible or intangible, outside the Ordinary Course of Business;

(ii)        Global Ethanol has not entered into any agreement, contract, lease or license involving payments to or from the same of more than $25,000 individually or $100,000 in the aggregate outside the Ordinary Course of Business;

(iii)        no party (including Global Ethanol) has accelerated, terminated, made modifications to or canceled any Material Contract to which Global Ethanol is a party or by which any of them is bound, outside the Ordinary Course of Business;

(iv)        Global Ethanol has not imposed any Lien upon any of its assets, tangible or intangible, outside the Ordinary Course of Business;

(v)        Global Ethanol has not made any capital expenditures outside the Ordinary Course of Business;

(vi)        Global Ethanol has not made any capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

(vii)        Global Ethanol has not created, incurred, assumed, or guaranteed more than $100,000 in aggregate indebtedness for borrowed money and capitalized lease obligations outside the Ordinary Course of Business;

(viii)        Global Ethanol has not transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

(ix)        there has been no change made or authorized in the certificate of formation or operating agreement of Global Ethanol;

(x)        Global Ethanol has not issued, sold or otherwise disposed of any of its limited liability company interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its limited liability company interests outside the Ordinary Course of Business;

(xi)        Global Ethanol has not declared, set aside or paid any dividend or made any distribution with respect to its limited liability company interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its limited liability company interests outside the Ordinary Course of Business;

(xii)        Global Ethanol has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property outside the Ordinary Course of Business;

(xiii)        Global Ethanol has not made any loan to, or entered into any other transaction with, any of its managers, officers, and employees outside the Ordinary Course of Business;

(xiv)        Global Ethanol has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business;

(xv)        Global Ethanol has not granted any increase in the base compensation of any of its managers, officers, and employees outside the Ordinary Course of Business;

(xvi)        Global Ethanol has not adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, contract or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) outside the Ordinary Course of Business;

(xvii)      Global Ethanol has made not any other change in employment terms for any of its managers, officers, and employees outside the Ordinary Course of Business;

(xviii)      Global Ethanol has not made any loans or advances of money outside the Ordinary Course of Business; and

(xix)       Global Ethanol has not committed to any of the foregoing.

(g)          Undisclosed Liabilities. Global Ethanol does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes or preference claims), in an aggregate amount exceeding $50,000, that is required under GAAP to be reflected in the Financial Statements or the notes thereto except for (i) liabilities set forth, reflected in, or reserved for, in the Most Recent Balance Sheet, or (ii) liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

(h)          Licenses and Permits; Compliance with Laws.

(i)        Global Ethanol currently holds all permits, licenses, consents, approvals, certificates, accreditations, clearances, waivers and other authorizations and actions (other than registrations and applications of registration for Intellectual Property) from, of or by all Governmental Entities necessary for Global Ethanol to own, lease and operate their respective properties and assets and to carry on their respective businesses as now being conducted (collectively, the “Permits”), except for any Permits the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii)        Global Ethanol is conducting, and since January 1, 2007 has conducted, its business in all material respects in compliance with all applicable laws. Global Ethanol has not received any written or, to the Knowledge of Global Ethanol, oral notices or communications, and no claims have been filed or, to the Knowledge of Global Ethanol, threatened against Global Ethanol alleging a material violation of such Laws, Permits or authorizations (other than notices and claims that have been resolved prior to the date hereof without material liability to Global Ethanol, a list of which is included in Section 2.2(h) of the Global Ethanol Disclosure Schedule).

(iii)        To the Knowledge of Global Ethanol, the Persons with which Global Ethanol has contracted to provide any services, which services are used in Global Ethanol’s business, possess the required Permits to engage in or provide such services.

(i)          Tax Matters.

(i)        Global Ethanol and each former Subsidiary of Global Ethanol has filed all federal Income Tax Returns and all other material Tax Returns that it was required to file and each such Tax Return is true and correct in all material respects. All Taxes due and owing by Global Ethanol or any former Subsidiary of Global Ethanol (whether or not shown on any Tax Return) have been paid. Global Ethanol is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Global Ethanol. Global Ethanol has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed in all material respects and timely filed.

(ii)        There is no dispute or claim concerning any Tax liability of Global Ethanol (A) claimed or raised by any authority in writing or (B) as to which any of the managers and officers of Global Ethanol has Knowledge based upon personal contact with any agent of such authority.

(iii)        Section 2.2(i)(iii) of the Global Ethanol Disclosure Schedule lists all federal, state, local, and foreign Income or franchise Tax Returns filed with respect to Global Ethanol or any former Subsidiary of Global Ethanol for taxable periods ended on or after June 30, 2007, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Global Ethanol has delivered or made available to Green Plains correct and complete copies of all federal Income Tax Returns for taxable years ending on or after June 30, 2007 and all Internal Revenue Service examination reports and statements of deficiencies assessed against, or agreed to by Global Ethanol or any former Subsidiary of Global Ethanol since June 30, 2007. Neither Global Ethanol nor any former Subsidiary of Global Ethanol has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv)        Global Ethanol is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax law). Global Ethanol has never been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Global Ethanol is not a party to or bound by any tax allocation or sharing agreement that will survive the Closing. Neither Global Ethanol nor any former Subsidiary of Global Ethanol (A) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Global Ethanol) or (B) has any liability for the Taxes of any Person (other than Global Ethanol or any Global Ethanol Subsidiary) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(v)        The unpaid Taxes of Global Ethanol (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Most Recent Balance Sheet and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Global Ethanol in filing their Tax Returns.

(vi)        Global Ethanol will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

a.	change in method of accounting for a taxable period ending on or prior to the Closing Date;

b.	“closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date;

c.	intercompany transactions or any excess loss account described in Treasury Regulations under

Code Section 1502 (or any corresponding or similar provision of state, local or foreign Income Tax law);

d.	installment sale or open transaction disposition made on or prior to the Closing Date; or

e.	prepaid amount received on or prior to the Closing Date.

(vii) Global Ethanol has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(j)          Real Property.

(i)        Section 2.2(j)(i) of the Global Ethanol Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property, except as set forth in Section 2.2(j)(i) of the Global Ethanol Disclosure Schedule, (A) Global Ethanol has good and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances; (B) Global Ethanol has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii)        Section 2.2(j)(ii) of the Global Ethanol Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Except as set forth in Section 2.2(j)(ii) of the Global Ethanol Disclosure Schedule, with respect to each Lease:

(A)        such Lease is legal, valid, binding, enforceable, and in full force and effect;

(B)        the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

(C)        Global Ethanol’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and, to the Knowledge of Global Ethanol, there are no disputes with respect to such Lease;

(D)        to the Knowledge of Global Ethanol, neither Global Ethanol, nor any other party to the Lease is in breach of or default under such Lease, and, to the Knowledge of Global Ethanol, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E)        no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been re-deposited in full;

(F)        Global Ethanol does not owe any brokerage commissions or finder’s fees with respect to such Lease;

(G)        the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Global Ethanol;

(H)        Global Ethanol has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(I)        Global Ethanol has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

(iii)        The Owned Real Property identified in Section 2.2(j)(i) of the Global Ethanol Disclosure Schedule and the Leased Real Property identified in Section 2.2(j)(ii) of the Global Ethanol Disclosure Schedule (collectively, the “Global Ethanol Real Property”) comprise all of the real property used or intended to be used in the business of Global Ethanol; and Global Ethanol is not a party to any agreement or option to purchase any real property or interest therein.

(iv)        All material Improvements included in the Global Ethanol Real Property are adequate to operate of the Lakota and Riga Plants consistent with past practice and have been maintained in accordance with normal industry practices for plants of similar design and age.

(v)        Global Ethanol has not received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or any portion thereof or interest therein. There is no injunction, judgment, order, decree, ruling or charge outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to the Knowledge of Global Ethanol, threatened, relating to the ownership, lease, use or occupancy of the Owned Real Property or any portion thereof, or the operation of the business of Global Ethanol as currently conducted thereon.

(vi)        The Global Ethanol Real Property is in material compliance with all Real Property Laws. Global Ethanol has not received any notice of violation of any Real Property Law and, to the Knowledge of Global Ethanol, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(vii)        Each parcel of Global Ethanol Real Property has direct access to a public street adjoining the Global Ethanol Real Property or has access to a public street via insurable easements benefiting such parcel of Global Ethanol Real Property, and such access is not dependent on any land or other real property interest that is not included in the Global Ethanol Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Global Ethanol Real Property.

(viii)        All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Global Ethanol Real Property have been installed and are operational and sufficient for the operation of the business of Global Ethanol as currently conducted thereon.

(ix)        Global Ethanol’s use or occupancy of the Global Ethanol Real Property or any portion thereof and the operation of the business of Global Ethanol as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Entity.

(x)        To the Knowledge of Global Ethanol, the current use and occupancy of the Owned Real Property and the operation of the business of Global Ethanol as currently conducted thereon does not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property.

(xi)        None of the Global Ethanol Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(k)          Intellectual Property.

(i)        To the Knowledge of Global Ethanol, Global Ethanol, and its business as presently conducted, has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties; there are no facts indicating a likelihood of the foregoing; and Global Ethanol has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that Global Ethanol must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Global Ethanol, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of Global Ethanol.

(ii)        Global Ethanol does not hold, and has not applied for registration of, any patents. Section 2.2(k)(ii) of the Global Ethanol Disclosure Schedule identifies each trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright and material computer software item used by Global Ethanol in connection with its business. With respect to each item of Intellectual Property required to be identified in Section 2.2(k)(ii) of the Disclosure Schedule:

(A)        Global Ethanol possesses all right, title, and interest in and to the item, free and clear of any Lien, license or other restriction;

(B)        the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(C)        no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of Global Ethanol, threatened that challenges the legality, validity, enforceability, use or ownership of the item; and

(D)        Global Ethanol has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(iii)        Section 2.2(k)(iii) of the Global Ethanol Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Global Ethanol uses pursuant to license, sublicense, agreement or permission. With respect to each item of Intellectual Property identified in Section 2.2(k)(iii) of the Global Ethanol Disclosure Schedule:

(A)        the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(B)        no party to the license, sublicense, agreement or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder;

(C)        no party to the license, sublicense, agreement or permission has repudiated any material provision thereof;

(D)        Global Ethanol has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission; and

(E)        no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Global Ethanol, including without limitation, a failure by Global Ethanol to pay any required maintenance fees).

(l)          Tangible Assets. The buildings, machinery, equipment, and other tangible assets that Global Ethanol owns and leases are in a condition that is adequate to operate the Lakota and Riga ethanol plants consistent with past production, and have been maintained in accordance with normal industry practice for plants of similar design and age.

(m)          Inventory. The inventory of Global Ethanol consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, that is fit for the purpose for which it was procured or manufactured. The finished goods inventory is merchantable, without substantial discounts, and is not slow-moving, obsolete, or defective.

(n)          Contracts. Section 2.2(n) of the Global Ethanol Disclosure Schedule lists the following agreements (collectively, the “Material Contracts”) to which Global Ethanol is a party:

(i)        any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii)        any agreement (or group of related agreements) relating to development, production, marketing or distribution of the products and services of Global and any products licensed by Global Ethanol, including agreements for the purchase or sale of grain, distillers grains, ethanol, and any other raw materials, commodities, supplies, or products or personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 60 days;

(iii)        any hedging contract that extends out more than 60 days or involves a quantity of grain, ethanol or distillers grains in excess of 5 days’ production;

(iv)        any agreement concerning a partnership or joint venture;

(v)        any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(vi)        any material agreement concerning confidentiality or restricting or purporting to restrict Global Ethanol’s ability to compete in any line of business, geographic market or customer segment, or containing any “standstill” or similar restrictions on a Person’s right to acquire equity interests in Global Ethanol;

(vii)        any material agreement with any of its Affiliates;

(viii)        any profit sharing, option, equity purchase, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former managers, officers, and employees;

(ix)        any collective bargaining agreement;

(x)        any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing material severance benefits;

(xi)     any agreement under which it has advanced or loaned any amount to any of its managers, officers, and employees outside the Ordinary Course of Business;

(xii)     any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xiii)     any agreement under which it has granted any Person any registration rights;

(xiv)     any settlement, conciliation or similar agreement with any Governmental Entity or which will involve payment after the Most Recent Fiscal Month End of consideration in excess of $50,000;

(xv)     any agreement under which Global Ethanol has advanced or loaned any other Person amounts in the aggregate exceeding $25,000; or

(xvi)     any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

Global Ethanol has delivered to Green Plains a correct and complete copy of each written agreement listed in Section 2.2(n) of the Global Ethanol Disclosure Schedule and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 2.2(n) of the Global Ethanol Disclosure Schedule. With respect to each such agreement, (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; and (B) none of Global Ethanol or, to the Knowledge of Global Ethanol, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by Global Ethanol or, to the Knowledge of Global Ethanol, any other party thereto under) any agreement, contract, lease, license, instrument or other arrangement to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

(o)          Notes and Accounts Receivable.  The notes and accounts receivable of Global Ethanol are reflected properly on its books and records, and the notes and accounts receivable are valid notes and valid receivables subject to no setoffs or counterclaims. The reserve for bad debts reflected in the Most Recent Balance Sheet represents an estimate that is, to the Knowledge of Global Ethanol, sufficient to provide adequate protection against losses resulting from the inability to collect such accounts receivable.

(p)          Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Global Ethanol.

(q)          Insurance.  Section 2.2(q) of the Global Ethanol Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which Global Ethanol is a party, a named insured, or otherwise the beneficiary of coverage:

(i)     the name, address, and telephone number of the agent;

(ii)     the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)     the policy number and the period of coverage;

With respect to each such insurance policy, to the Knowledge of Global Ethanol: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither Global Ethanol, nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. No notice or consent is needed with respect to the consummation of the Merger and the transactions contemplated hereby. Section 2.2(q) of the Global Ethanol Disclosure Schedule describes any self-insurance arrangements affecting Global Ethanol.

(r)          Litigation.  There is not pending or, to the Knowledge of Global Ethanol, threatened, (A) any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving Global Ethanol by, before or with any Governmental Entity, domestic or foreign, or before any arbitrator of any kind, that, individually or in the aggregate, would reasonably be expected to result in a liability to Global Ethanol in excess of $50,000 or would reasonably be expected to have a Material Adverse Effect or to prevent or delay in any material respect the satisfaction of any condition set forth in Article VII or the consummation of the Merger or the transactions contemplated hereby or the performance by Global Ethanol or GEI of their obligations under this Agreement or that challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby, or (B) material judgments, decrees, injunctions, awards or orders to which its assets are subject or bound.

(s)          Product Warranty.  All of the products manufactured, sold, leased, and delivered by Global Ethanol have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Global Ethanol does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Global Ethanol. Substantially all of the products manufactured, sold, leased, and delivered by Global Ethanol are subject to standard terms and conditions of sale or lease. Section 2.2(s) of the Global Ethanol Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Global Ethanol (containing applicable guaranty, warranty, and indemnity provisions).

(t)          Product Liability.  To the Knowledge of Global Ethanol, Global Ethanol does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Global Ethanol.

(u)          Employees.  To the Knowledge of Global Ethanol, no executive, key employee or significant group of employees plans to terminate employment with Global Ethanol during the next 12 months. Global Ethanol is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practice, or other collective bargaining dispute since inception of Global Ethanol. Global Ethanol has not committed any unfair labor practice. Global Ethanol has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to its employees. With respect to the Merger, any notice required under any law has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Since inception, neither Global Ethanol nor any former Subsidiary of Global Ethanol has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Green Plains.

(v)          Employee Benefits.

(i)        Section 2.2(v)(i) of the Global Ethanol Disclosure Schedule lists each Employee Benefit Plan that Global Ethanol or any of its ERISA Affiliates maintains or to which Global Ethanol or any of its ERISA Affiliates contributes or has any obligation to contribute.

(ii)        Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(iii)        All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA and HIPAA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate of Global Ethanol that is an Employee Welfare Benefit Plan subject to COBRA or to HIPAA. Section 2.2(v)(ii) of the Global Ethanol Disclosure Schedule lists all former employees and other qualified beneficiaries who have elected, or have a right to elect, to continue health coverage under any health plan maintained by Global Ethanol or any of its ERISA Affiliates or to which Global Ethanol or any of its ERISA Affiliates contributes.

(iv)        All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Global Ethanol and its ERISA Affiliates. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan. All liabilities with respect to any Employee Benefit Plan are accurately reflected in the Financial Statements, and there are no unfunded liabilities, known or unknown, present or future, with respect to any such Employee Benefit Plan.

(v)        Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and Global Ethanol is not aware of any facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan. All amendments to each such Employee Benefit Plan that is intended to be qualified under Code Section 401(a) that are required to be adopted to maintain the qualified status of the plan have been timely adopted and implemented.

(vi)      To the Knowledge of Global Ethanol, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate of Global Ethanol. To the Knowledge of Global Ethanol, no Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. To the Knowledge of Global Ethanol, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Global Ethanol and its ERISA Affiliates, threatened.

(vii)    Global Ethanol has delivered to or has made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(viii)    Neither Global Ethanol nor any of its ERISA Affiliates contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)).

(ix)      Neither Global Ethanol nor any of its ERISA Affiliates contributes to, has any obligation to contribute to, or has any liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

(x)       Neither Global Ethanol nor any of its ERISA Affiliates maintains, contributes to or has an obligation to contribute to, or has any liability or potential liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of Global Ethanol or any of its ERISA Affiliates other than in accordance with COBRA.

(xi)      The consummation of the transactions contemplated by this Agreement shall not result in the payment, vesting or acceleration of any benefit under any Employee Benefit Plan listed in Section 2.2(u)(i) of the Global Ethanol Disclosure Schedule.

(xii)     Section 2.2(v)(xii) of the Global Ethanol Disclosure Schedule lists each written agreement, contract, or other arrangement—whether or not an Employee Benefit Plan (collectively a “Plan”)—to which Global Ethanol nor any of its ERISA Affiliates is a party that, to the Knowledge of Global Ethanol and its ERISA Affiliates, is a “nonqualified deferred compensation plan” subject to Code Section 409A. Each such Plan either (A) complies in all material respects with the requirements of Code Section 409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder or (B) has been operated in good faith compliance with such requirements.

(w)         Guaranties.  Global Ethanol is a not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

(x)          Environmental, Health, and Safety Matters.

(i)        Global Ethanol has, since June 30, 2006, complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii)        Without limiting the generality of the foregoing, Global Ethanol has obtained, has, since June 30, 2006, complied, and is in compliance with, in each case in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business.

(iii)      Global Ethanol has not received any written notice, regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities, including any investigatory, remedial, or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

(iv)      Neither Global Ethanol nor any former Subsidiary of Global Ethanol, nor any of their respective predecessors or Affiliates have treated, stored,

disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.

(v)        Neither Global Ethanol nor any former Subsidiary of Global Ethanol, nor their respective predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is or will become subject to any liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

(vi)       Global Ethanol has furnished to Green Plains all environmental audits, reports, and other environmental documents relating to Global Ethanol’s, any former Subsidiary of Global Ethanol, or their respective predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.

(y)          Business Continuity.   None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Global Ethanol in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by Global Ethanol.

(z)          Certain Business Relationships With Global Ethanol.   Global Ethanol has not been involved in any material business arrangement or relationship with any of its respective Affiliates (other than its former Subsidiaries and GEI) within the past 12 months, and no such Affiliate owns any material asset, tangible or intangible, that is used in the business of Global Ethanol.

(aa)        Customers and Suppliers.  Section 2.2(aa) of the Global Ethanol Disclosure Schedule lists the 25 largest customers of Global Ethanol (on a consolidated basis) for each of Global Ethanol’s two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. Section 2.2(aa) of the Disclosure Schedule also lists any additional current customers that Global Ethanol anticipates shall be among the 25 largest customers for the current fiscal year. Since the date of the Most Recent Balance Sheet, no material supplier of Global Ethanol has indicated in writing that it will cease, or materially decrease the rate of, supplying materials, products or services to Global Ethanol, and no customer listed on Section 2.2(aa) of the Global Ethanol Disclosure

Schedule has indicated in writing that it will cease, or materially decrease the rate of, buying materials, products or services from Global Ethanol.

(bb)       SEC Filings and Related Matters.   Global Ethanol is not nor has it at any time since inception, been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Securities Exchange Act.

(cc)       Data Privacy.   Global Ethanol has complied with and its business, as presently conducted, is in compliance with, all Data Laws. Global Ethanol has not experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed and, to the Knowledge of Global Ethanol, there are no facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

(dd)       Disclosure.   The representations and warranties contained in this Article II do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article II not misleading.

(ee)       Brokers’ Fees.   Global Ethanol does not any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement

Article III

Representations and Warranties of Green Plains and Merger Sub

Section 3.1      Representations and Warranties Concerning the Transaction.   Except as set forth in the Green Plains Disclosure Schedule, Green Plains and Merger Sub represent and warrant to Global Ethanol as follows:

(a)         Authorization of Transaction.   Each of Green Plains and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Green Plains and Merger Sub, enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by each of Green Plains and Merger Sub.

(b)         Non-contravention.   Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which Green Plains or Merger Sub is subject or any provision of the charter or bylaws of Green Plains or Merger Sub or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Green Plains or Merger Sub is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not have a Material Adverse Effect. Except as required by the HSR Act, a listing application with the Nasdaq Stock

Market with respect to the Stock Consideration and the shares of common stock issuable upon exercise of the Warrants, and the filing of the Certificate of Merger with the Delaware Secretary of State, neither Green Plains nor Merger Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

Section 3.2      Representations and Warranties Concerning Green Plains and its Subsidiaries.   Except as set forth in the Green Plains Disclosure Schedule, Green Plains represents and warrants to Global Ethanol as follows:

(a)          Organization, Qualification, and Corporate Power.  Each of Green Plains and its Subsidiaries is a corporation or other legal Person duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of Green Plains and its Subsidiaries is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction where such qualification or license is required, except where the lack of such qualification or license would not have a Material Adverse Effect. Each of Green Plains and its Subsidiaries has the requisite corporate or other power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(b)          Permits; Compliance.  Each of Green Plains and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Green Plains or any Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted, except for such nonpossession, suspension or cancellation that has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          SEC Filings; Financial Statements.

(i)        Green Plains has filed (or, where permitted, furnished) all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed (or furnished) under the Securities Act, the Securities Exchange Act, or the Sarbanes-Oxley Act of 2002 (including the rules and regulations thereunder) by Green Plains or any of its Subsidiaries with the SEC since January 1, 2007 (such documents, together with any documents filed during such period by Green Plains with the SEC on a voluntary basis on Current Reports on Form 8-K, collectively, the “Green Plains SEC Documents”). As of their respective dates, the Green Plains SEC Documents, as the same have been amended, supplemented, modified or superseded by subsequent Green Plains SEC Documents, complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act, to the extent applicable to such Green Plains SEC Documents, and none of the Green Plains SEC Documents when filed (and, in the case of any registration statement under the Securities Act, at the time it was declared effective), or if amended or superceded by a filing prior to the date hereof, on the date of such subsequent filing, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Green Plains included in the Green Plains SEC Documents have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Green Plains and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnotes if applicable) after giving effect to any amendments or supplements thereto filed prior to the date of this Agreement. Except for liabilities and obligations (A) reflected or reserved against in the most recent balance sheet (or described in the notes thereto) of Green Plains included in the Green Plains SEC Documents, (B) incurred in connection with this Agreement or the transactions contemplated by this Agreement or (C) incurred since June 30, 2010, in the Ordinary Course of Business, neither Green Plains nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Green Plains.

(ii)        Each of the principal executive officer of Green Plains and the principal financial officer of Green Plains (or each former principal executive officer of Green Plains and each former principal financial officer of Green Plains, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to Green Plains SEC Documents, and the statements contained in such certifications were when made true and accurate. Neither Green Plains nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

(iii)        Green Plains’ “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Green Plains in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Green Plains’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Green Plains required under the Securities Exchange Act with respect to such reports. Green Plains’ has disclosed, based on its most recent evaluation of internal controls, to its outside auditors and the audit committee of the board of directors of Green Plains (A) any significant deficiencies or material weaknesses (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect Green Plains’ ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Green

Plains’ internal control over financial reporting. Since December 31, 2006, any material change in internal control over financial reporting required to be disclosed in any Green Plains SEC Document has been so disclosed.

(d)          Operation of the Merger Sub.  The Merger Sub is a wholly-owned subsidiary of Green Plains, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

(e)          Brokers.  Except as set forth in Schedule 3.2(e) of the Green Plains Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Green Plains or the Merger Sub that would create any obligation or liability for a Global Ethanol Member.

(f)          Litigation.  Except as set forth in Schedule 3.2(f) of the Green Plains Disclosure Schedule hereto, there is neither (a) any action, suit, proceeding or investigation, nor (b) any counter or cross-claim in an action brought by or on behalf of Green Plains, whether at law or in equity, or before or by any Governmental Entity, domestic or foreign, or before any arbitrator of any kind, that is pending or, to the best knowledge of Green Plains, threatened, against Green Plains, which (i) could reasonably be expected to materially and adversely affect Green Plains’ ability to perform any of its obligations under this Agreement or the agreements referenced herein or complete any of the transactions contemplated hereby or thereby, or (ii) involves the reasonable possibility of any material judgment or liability, or which may become a claim, against Green Plains or its business or assets prior to or subsequent to the Closing, which in any such case would be reasonably expected to have a Green Plains Material Adverse Effect. Except as set forth in Schedule 3.2(f) of the Green Plains Disclosure Schedule Green Plains is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Green Plains or its assets or business.

(g)          Financing.  Green Plains has, and at the Closing will have, sufficient sources of financing in order to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder.

(h)          Disclosure.  The representations and warranties contained in this Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

Article IV

Pre-Closing Covenants Relating to the Conduct of Business

Section 4.1      Operation of Business. Except as set forth in Section 4.1 of the Global Ethanol Disclosure Schedule, as otherwise expressly permitted by this Agreement, as may be required by applicable law or as consented to in writing by Green Plains (such consent not to be unreasonably withheld or delayed), during the Pre-Closing Period, Global Ethanol shall carry on its business in the Ordinary Course of Business, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other obligations when due, and, to the extent consistent with such business, use reasonable best efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of their respective present officers and key employees and preserve their its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, to the end that its respective goodwill and ongoing business shall not be materially impaired at the Closing Date. Global Ethanol shall promptly notify Green Plains of any event or occurrence not in the Ordinary Course of Business of Global Ethanol. In addition to and without limiting the generality of the foregoing, except as set forth in Section 4.1 of the Global Ethanol Disclosure Schedule, as otherwise expressly permitted by this Agreement, as may be required by applicable law or as consented to in writing by Green Plains (such consent not to be unreasonably withheld or delayed), during the Pre-Closing Period Global Ethanol shall not:

(a)          (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its limited liability company interest, (ii) split, combine or reclassify any of its limited liability company interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its limited liability company interests, or undertake any recapitalization, exchange of shares or similar transaction, or (iii) purchase, redeem or otherwise acquire, directly or indirectly, any limited liability company interest or any other securities thereof or any rights, warrants or options to acquire any such limited liability company interest, capital stock or other securities;

(b)          issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any of its limited liability company interest or capital stock, any other voting securities or any securities convertible into, or exchangeable for or any rights, warrants or options to acquire, any such interests, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(c)          amend its organizational documents;

(d)          directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, or by purchasing assets of, by making an investment in or capital contribution to, or by any other manner, any person or business or equity interest of any Person or (ii) a significant portion of the assets of any other Person;

(e)          (i) sell and leaseback, mortgage or otherwise encumber or subject to any Lien any properties or other assets or sell, lease, license or otherwise dispose of any material real property interests or material equipment or any interests therein, or (ii) enter into any material lease of real property, or materially amend or modify any material lease;

(f)          (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the Ordinary Course of Business pursuant to revolving credit agreements existing on the date of this Agreement, or (ii) make any loans or advances to any other person (other than credit extended to customers in the Ordinary Course of Business and travel and similar advances to its employees in the Ordinary Course of Business);

(g)          except for scheduled capital expenditures as set forth on Section 2.2(n) of the Global Ethanol Disclosure Schedule, make or agree to make any new capital expenditure or expenditures in excess of $100,000 individually or $200,000 in the aggregate;

(h)          (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the Ordinary Course of Business or in accordance with its terms, of any liability recognized or disclosed in the Most Recent Financial Statements (or the notes thereto) of Global Ethanol, or incurred since the date of such financial statements in the Ordinary Course of Business, (ii) cancel any material indebtedness, (iii) waive or assign any claims or rights of material value, (iv) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar agreement to which Global Ethanol is a party, or (v) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar agreement to which Global Ethanol is a party;

(i)          except as contemplated hereby, enter into, adopt or amend in any material respect or terminate any Employee Benefit Plan, Employee Benefit Agreement, collective bargaining agreement, employment agreement, incentive agreement, deferred compensation agreement, consulting agreement, severance agreement, retention agreement, change in control agreement, termination agreement, indemnification agreement, equity or equity-based compensation agreement or any other compensatory agreement, plan or policy involving Global Ethanol and one or more of its current or former directors, officers, employees or independent contractors, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

(j)          except for increases by the terms of any contract or agreement the existence of which does not constitute a violation of this Agreement, increase the compensation, bonus or other benefits of any director, officer or other employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

(k)          transfer or license to any person or entity or otherwise extend, amend or modify any rights to its Intellectual Property Rights other than in the Ordinary Course of Business or on a non-exclusive basis not materially different from past practices;

(l)          enter into Material Contract or modify, amend or terminate any Material Contract; or waive, release or assign any material rights or claims thereunder except in the Ordinary Course of Business;

(m)          make any material Tax election or settle or compromise any material Tax liability other than in the Ordinary Course of Business;

(n)          liquidate or dissolve or adopt a plan of complete or partial liquidation or dissolution;

(o)          make any change in accounting methods, principles or practices unless required by GAAP or the SEC; or

(p)           authorize, commit, resolve or agree to take any of the foregoing actions.

Section 4.2      Notice of Changes. To the extent consistent with applicable law, (a) Global Ethanol shall promptly advise Green Plains orally and in writing to the extent its has Knowledge of any material event, development or occurrence that would reasonably be expected to give rise to the failure of a condition set forth in Section 8.1 or Section 8.2. No notification pursuant to this Section 4.2 shall affect the representations, warranties, covenants, or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Article V

Other Agreements and Covenants

Section 5.1      Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by, and to fully carry out the purposes of, this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by, and to fully carry out the purposes of, this Agreement. No later than five (5) Business Days after the date of this Agreement, the Parties will make all necessary filings with respect to this Agreement and the Merger under the HSR Act and thereafter, as promptly as practicable, make any other required submissions and respond to any related formal or informal governmental request thereunder.

(b)          In connection with and without limiting the foregoing, each Party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the transactions contemplated by this Agreement, and to keep the other party reasonably informed with respect to the status of each clearance, approval or waiver sought from a Governmental Entity in connection with the transactions contemplated by this Agreement and the material communications between such Party and such Governmental Entity. Each party shall without limitation: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Entity, (iii) not participate in any meeting or have any communication with any such Governmental Entity unless it has given the other an opportunity to consult with it in advance and to the extent permitted by such Governmental Entity gives the other the opportunity to attend and participate therein, (iv) furnish the other with copies of all filings and communications between it and any such Governmental Entity with respect to the transactions contemplated by this Agreement, and (v) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Such materials and the information contained therein shall be given only to the outside legal counsel of the other and will not be disclosed by such outside counsel to employees, officers, or directors of their client unless express permission is obtained in advance from the disclosing party or its legal counsel.

(c)          In connection with and without limiting the foregoing, Global Ethanol and its managers and Green Plains and its board of directors shall each use their respective reasonable best efforts to: (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require Global Ethanol or Green Plains to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Global Ethanol or Green Plains or any of their respective Subsidiaries that is material to the business, financial condition or results of operations, of Global Ethanol, Green Plains and their respective Subsidiaries (after giving effect to the Merger), taken as a whole. Without limiting the generality of the foregoing, each of Global Ethanol and Green Plains shall give the other Party the opportunity to participate in the defense of any litigation against Global Ethanol or Green Plains, as applicable, and/or its managers or directors relating to the transactions contemplated by this Agreement.

Section 5.2      Full Access. Each of Global Ethanol shall permit representatives of Green Plains (including legal counsel and accountants), to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Global Ethanol, to its properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining thereto. Green Plains will treat and hold as such any Confidential Information it receives from Global Ethanol in the course of the reviews contemplated by this Section 5.2, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Global Ethanol all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

Section 5.3      Global Ethanol Equity Plans and Awards; Employee Benefit Plans. Green Plains agrees that all employees of Global Ethanol who, in the sole discretion of Green Plains, continue employment with Green Plains or the Surviving Company after the Effective Time (“Continuing Employees”) shall be eligible to continue to participate in the Surviving Company’s retirement, health, vacation and other non-equity based employee benefit plans; provided, however, that

(a)          nothing in this Section 5.3 or elsewhere in this Agreement shall limit the right of Green Plains or the Surviving Company to amend or terminate any such retirement, health, vacation or other employee benefit plan at any time, and (b) if Green Plains or the Surviving Company terminates any such retirement, health, vacation or other employee benefit plan, then the Continuing Employees shall be eligible to participate in Green Plains’ health, vacation and other non-equity based employee benefit plans, to substantially the same extent as employees of Green Plains in similar positions and at similar grade levels. With respect to such benefits and to the extent permitted under the applicable employee benefit plans of Green Plains, credit for service accrued by Continuing Employees (and eligible dependents) for employment with Global Ethanol prior to the Effective Time shall be recognized (except to the extent necessary to prevent duplication of benefits), any pre-existing condition limitations and eligibility waiting periods applicable to any Continuing Employee under any group health plan shall be waived, and employees shall be given credit for amounts paid under any Global Ethanol employee benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Global Ethanol employee benefit plan.

(b)          Nothing in this Section 5.3 or elsewhere in this Agreement, however, shall be construed to create a right in any employee to employment with Green Plains, the Surviving Company or any other Subsidiary of Green Plains or the Surviving Company and, subject to any binding written agreement between an employee and Green Plains or the Surviving Company, the employment of each Continuing Employee shall be “at will” employment.

Section 5.4      No Solicitation by Global Ethanol.

(a)          From and after the date of this Agreement, Global Ethanol, GEI, the Global Ethanol Members and any of their Affiliates shall not, and shall not authorize or permit any of their respective managers, officers, employees or representatives, directly or indirectly through another Person, to (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries with respect to or the making of any Global Ethanol Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, any Global Ethanol Takeover Proposal. Without limiting the foregoing, it is agreed that any material violation of the covenants set forth in the preceding sentence by any manager, officer, employee or representative of Global Ethanol or GEI shall be a breach of this Section 5.4(a) by Global Ethanol and the Global Ethanol Members. Global Ethanol shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Global Ethanol Takeover Proposal and request the prompt return or destruction of all Confidential Information previously furnished.

The term “Global Ethanol Takeover Proposal” means any inquiry (including a request for a waiver or amendment of an existing agreement), proposal or offer from any Person (other than Green Plains or an Affiliate thereof) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including limited liability company interests of any Subsidiary of Global Ethanol) or businesses that constitute 10% or more of the revenues, net income or assets of Global Ethanol, or 10% or more of any limited liability company interest of Global Ethanol; any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any limited liability company interest of Global Ethanol; or any merger, consolidation, recapitalization, liquidation, dissolution, joint venture or similar transaction involving Global Ethanol pursuant to which any Person or the shareholders of any Person would own 10% or more of the limited liability company interest of Global Ethanol or any class of equity securities of any resulting parent company of Global Ethanol, in each case other than the transactions contemplated by this Agreement.

(b)          The members of Global Ethanol shall not (i) (A) withdraw (or qualify or modify in a manner adverse to Green Plains), their approval, adoption or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement, or (B) approve, adopt or recommend, any Global Ethanol Takeover Proposal; or (ii) approve, adopt or recommend, or allow Global Ethanol to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar arrangement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Global Ethanol Takeover Proposal.

Section 5.5      Fees and Expenses.

(a)          Except as provided in this Section 5.5 all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Green Plains and Global Ethanol shall bear and pay one-half of the filing fees for the pre-merger notification and report forms under the HSR Act.

(b)          In the event that this Agreement is terminated by Green Plains pursuant to Section 9.1(c)(ii) then Global Ethanol shall pay Green Plains a fee equal to Four Million Dollars ($4,000,000) (the “Global Ethanol Termination Fee”) by wire transfer of same-day funds on the second Business Day after the date of termination of this agreement. In the event this Agreement is terminated by Green Plains pursuant to Section 9.1(c)(i) due to a willful and intentional breach by Global Ethanol or GEI, then Global Ethanol shall reimburse Green Plains for the actual, out-of-pocket expenses incurred by Green Plains in connection with the anticipated Merger, to the extent not in excess of Five Hundred Thousand Dollars ($500,000).

(c)          Global Ethanol acknowledges that the agreements contained in Section 5.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Green Plains would not enter into this Agreement; accordingly, if Global Ethanol fails promptly to pay the amount due pursuant to Section 5.5(b), and, in order to obtain such payment, Green Plains commences a suit that results in a judgment against Global Ethanol for the fees set forth in Section 5.5(b), Global Ethanol shall pay to Green Plains its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due at the prime rate of U.S. Bank National Association in effect on the date such payment was required to be made.

Section 5.6      GEI Asset Acquisition. On the Closing Date, Green Plains and GEI will enter into an Asset Purchase Agreement, substantially in the form of Exhibit H hereto, whereby Green Plains shall acquire from GEI certain assets, and the Ethanol Production Services Agreement between GEI and Global Ethanol shall be terminated. In consideration thereof, Green Plains shall pay to GEI at the Closing Date, a payment of Two Million Dollars ($2,000,000).

Section 5.7      Public Announcements. Green Plains and Global Ethanol will consult with each other before issuing any press release or otherwise making any written public statement with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such written public statement prior to such consultation, except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange. The parties acknowledge and agree that any party may make public statements without additional consent pursuant to the preceding sentence that are consistent with any prior public statement of such party or any other party made in compliance with this Section 5.7.

Section 5.8      Investor Representations and Information. GEI shall use commercially reasonable efforts to obtain from all other Global Ethanol Members the Investor Representation Letter set forth as Exhibit I. In connection therewith, GEI shall provide to all

Global Ethanol Members any disclosure materials as may be requested by Green Plains, and provide and/or obtain any information to or from all Global Ethanol Members as may be requested by Green Plains in connection with compliance with any applicable securities laws.

Section 5.9      Public Information. With a view to maintaining the benefits of SEC Rule 144, , Green Plains shall:

(a)        Use commercially reasonable efforts to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144; and

(b)        furnish to any Global Ethanol Member, so long as the Global Ethanol Member owns any shares of Green Plains Common Stock issued as part of the Stock Consideration or upon exercise of the Warrants (the “Securities”), forthwith upon request to the extent accurate, a written statement by the Green Plains as to whether it has made and kept available adequate current public information under the requirements of SEC Rule 144.

Subject to compliance with subsections (a) and (b) above and expiration of applicable holding periods, and contingent upon receipt by counsel of affidavits of the Global Ethanol Member in form and substance reasonably acceptable to such counsel (including representations adequate for such counsel to confirm that such Global Ethanol Member is not an Affiliate of Green Plains and any other requirements of Rule 144 have been met), Green Plains shall cause its counsel to promptly (and in any case no later than three trading days following the delivery by a Global Ethanol Member to Green Plains or the Green Plains’ transfer agent of a legended certificate representing such Securities) issue a legal opinion to the Green Plains transfer agent facilitating the reissuance of the certificates representing the Securities or the transfer thereof, without restrictive legend.

Section 5.10      Transition Services. In order to accommodate the transition of financial and management operations to Green Plans, and pursuant to the Transition Services Agreement attached hereto Exhibit J, GEI will make available to Green Plains, at the principal office of GEI in Minneapolis, Minnesota, for a period not exceeding 60 days after the Effective Time, and Green Plains shall compensate GEI for the salary, compensation expense and overhead expense (including occupancy) of, those financial and management personnel set forth in Schedule 1 to the Transition Services Agreement, and such other personnel and facilities as Green Plains shall reasonably request.

Article VI

Indemnification.

Section 6.1        Indemnification of Green Plains.

(a)            The Global Ethanol Members (in such capacity, the “Seller Indemnifying Parties”) will, after the Effective Time, indemnify and hold harmless Green Plains and the Surviving Company and any officers, directors, employees or agents thereof (each a “Buyer Indemnified Party”), from and against, any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, penalties, assessments, liabilities and out-of-pocket expenses incurred or paid, including reasonable attorneys’ fees, costs of investigation or settlement, other professionals’ and experts’ fees, and court or arbitration costs (hereinafter collectively referred to as “Damages”), arising from or constituting (i) any misrepresentation, false certification, or breach of any of the representations or warranties of Global Ethanol or GEI contained in this Agreement; (ii) any breach of any of the agreements of Global Ethanol or GEI contained in this Agreement; or (iii) the Questionable Receivables. Solely for purposes of determining the amount of Damages to which a Buyer Indemnified Party is entitled as a result of any such Global Ethanol Breach, each representation or warranty shall not be deemed qualified or limited by any concept of “material,” “materiality,” “Material Adverse Effect” or other similar materiality qualification or limitations.

(b)          Any Claim for indemnification made by a Buyer Indemnified Party under this Section 6.1 must be raised in a Notice of Claim pursuant to Section 6.3 no later than 12:00 PM Central Time on the Release Date and, if so raised by such date, such Claim shall survive the Release Date until finally resolved.

(c)          Except as set forth in Section 6.6, claims by the Buyer Indemnified Parties for Damages under this Section 6.1 shall be satisfied solely from the Indemnity Escrow. Notwithstanding the foregoing provisions of this Section 6.1, the indemnification provided for in this Section 6.1 with respect to Global Ethanol Breaches of representations and warranties shall not apply with respect to such Global Ethanol Breaches unless and until the aggregate Damages from such Global Ethanol Breaches determined to be due for which the Buyer Indemnified Parties seek or have sought indemnification hereunder exceeds a cumulative aggregate of $325,000 (the “Basket”), in which event the Buyer Indemnified Parties shall, subject to the other limitations herein, be indemnified only for the aggregate amount of all such Damages in excess of the Basket.

(d)          The amount to which a Buyer Indemnified Party may become entitled under this Section 6.1 shall be net of any actual recovery (whether by way of payment, discount or credit received from a third party (including any insurer) less any cost associated with receiving such recovery in respect of a claim, but no Buyer Indemnified Party shall be required to seek or collect such recoveries prior to being entitled to indemnification hereunder. If any indemnity is paid before the Buyer Indemnified Party receives any such recovery then the Buyer Indemnified Party will promptly remit to the Global Ethanol Members, pro rata the portion of the indemnity to which it would not have been entitled if it had received such recovery prior to the payment of such indemnity.

Section 6.2      Indemnification of Global Ethanol Members.

(a)          Green Plains (in such capacity, the “Buyer Indemnifying Party”) will indemnify and hold harmless each Global Ethanol Member and any officers, directors, employees or agents thereof (each a “Seller Indemnified Party” and together with a Buyer Indemnity Person, an “Indemnified Party”), from and against, any and all Damages arising from or constituting (i) any misrepresentation, false certification, or breach of any of the representations or warranties of Green Plains contained in this Agreement; or (ii) any breach of any of the agreements of Green Plains contained in this Agreement (collectively, the “Green Plains Breaches”). The Buyer Indemnifying Party and the Seller Indemnifying Party are hereafter interchangeably referred to as an “Indemnifying Party.”

(b)          Any Claim for indemnification made by a Seller Indemnified Party under this Section 6.2 must be raised in a Notice of Claim pursuant to Section 6.2 no later than 12:00 PM Central Time on the Release Date and, if so raised by such date, such Claim shall survive the Release Date until finally resolved.

(c)          Notwithstanding the foregoing provisions of this Section 6.2 the indemnification provided for in this Section 6.2 with respect to Green Plains Breaches of representations and warranties shall not apply with respect to such Green Plains Breaches unless and until the aggregate Damages from such Green Plains Breaches determined to be due for which the Seller Indemnified Parties seek or have sought indemnification hereunder exceeds a the Basket, in which event the Seller Indemnified Parties shall, subject to the other limitations herein, be indemnified only for the aggregate amount of all such Damages in excess of the Basket, up to a limit not to exceed Two Million Dollars ($2,000,000).

Section 6.3      Notice and Resolution of Claims. As used herein, the term “Claim” means a claim for indemnification by any Indemnified Party for Damages. Claims resulting from the assertion, whether orally or in writing, against any Indemnitee of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnitee (in each such case, a “Third-Party Claim”) shall be resolved in accordance with Section 6.3(b). Claims that are not Third-Party Claims (“Direct Claims”) shall be resolved in accordance with Section 6.3(a).

(a)          Direct Claims.

(i)         Green Plains, on behalf of any Buyer Indemnified Party, and the Sellers’ Representative, on behalf of any Seller Indemnified Party, shall give notice in writing of any Direct Claims delivered to the Sellers’ Representative, on behalf of the Seller Indemnifying Parties, for Damages resulting from Global Ethanol Breaches, and delivered to Green Plains for Damages resulting from Green Plains Breaches. Each such notice of a Claim by an Indemnified Party (a “Notice of Claim”) shall:

(A)        state that the Indemnified Party has incurred or paid Damages in an aggregate stated amount (to the extent it is practicable to provide such an estimate) arising from such Direct Claim; and

(B) contain a brief description, in reasonable detail (to the extent reasonably available to the Indemnified Party), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Party’s good-faith belief thereof.

(ii)        If, within twenty (20) Business Days after a Notice of Claim, Green Plains or the Seller’s Representative, as the case may be, agrees in writing that liability for all, or any portion, of such Direct Claim is indemnified under Section 6.1 or Section 6.2, the amount of the Damages for which liability is agreed shall be conclusively deemed to have been consented to, and in the case of a Global Ethanol Breach, Green Plains shall be authorized to deliver such agreement to the Escrow Agent, and the Seller’s Representative shall join with Green Plains in, instructing the Escrow Agent to make a wire transfer to Green Plains in the amount of such Damages. If the representative of the Indemnifying Party does not so agree in writing to such Notice of Claim or gives the representative of the Indemnified Party written notice contesting any portion of a Notice of Claim (a “Contested Claim”) within such twenty (20) Business Day period, then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Green Plains and the Sellers’ Representative or (ii) in the absence of such a written settlement agreement within forty-five (45) Business Days of such Notice of Claim or such longer period as is mutually agreed upon by Green Plains and the Sellers’ Representative, by binding arbitration between Green Plains and the Sellers’ Representative in accordance with the provisions of Section 6.3(a)(iii).

(iii)        Any Contested Claim that is not settled by the parties as set forth in Section 6.3(a)(ii) shall be arbitrated in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator selected by Green Plains and the Sellers’ Representative in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place as may be specified by the arbitrator (or any place agreed to by Green Plains, the Sellers’ Representative and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Section 6.3. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1 through 16, and judgment upon the award of the arbitrator may be entered by any court having jurisdiction thereof. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys’ fees) shall be borne by the Party incurring such costs and expenses. Green Plains, on the one hand, and the Sellers’ Representative, on behalf of the Global Ethanol Members, on the other hand, shall bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. For the avoidance of doubt, the monetary recovery owed to the prevailing party to the arbitration proceeding shall include reimbursement of such advances. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall be instructed to render a final reasoned written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and shall be instructed to deliver a signed copy of the Final Award to the Sellers’ Representative and Green Plains. The Final Award shall constitute a conclusive determination of all issues in question, binding upon the Sellers’ Representative, the Global Ethanol Members and Green Plains, and shall include an affirmative statement to such effect. The Sellers’ Representative, Green Plains and the arbitrator shall conclude each arbitration pursuant to this Section 6.3 as promptly as possible for the Contested Claim being arbitrated. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(b)          Third Party Claims.

(i)         In the event a Third-Party Claim arises out of or results from any item indemnified pursuant to the terms of Section 6.1 or Section 6.2, the Indemnified Party will give the Sellers’ Representative (in the case of a Third-Party Claim arising out of Section 6.1), or Green Plains (in the case of a Third-Party Claim arising out of Section 6.2), prompt written notice of the commencement of the Third-Party Claim (which notice shall, for all purposes of this Agreement, be deemed a Notice of Claim). The complaint or other papers pursuant to which the third party commenced any action giving rise to a Third-Party Claim will be attached to such written notice. The failure to give prompt written notice will not affect any Indemnified Party’s right to indemnification unless such failure has materially and adversely affected the Indemnifying Party to defend successfully such action resulting from such Third-Party Claim.

(ii)        The Indemnifying Party will contest and defend the action giving rise to a Third-Party Claim on behalf of any Indemnified Party. Notice of the intention of the Indemnifying Party to so contest and defend will be given to the Indemnified Party within twenty (20) Business Days after the Indemnifying Party’s receipt of the Notice of Claim. Such contest and defense will be conducted by reputable attorneys retained by Indemnifying Party, provided that:

(A)        an Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing (provided that such Indemnified Party shall cooperate with the Indemnifying Party in the conduct of such defense); or

(B)        if (x) the Third-Party Claim imposes a significant reputational risk to the Indemnified Party, (y) the Indemnifying Party does not promptly contest and defend a Third-Party Claim or (z) any Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent any interests of the Indemnified Party, then such Indemnified Party will be entitled to conduct its own defense and to be represented by attorneys of its own choosing, all at the Indemnifying Party’s cost and expense. Except as otherwise provided in this Section 6.3(b)(ii), if the amount of Damages that can reasonably be expected to result from a Third Party Claim arising from a Global Ethanol Breach exceeds the balance of the Indemnity Escrow, then Green Plains shall be entitled to participate jointly with the Seller’s Representative in such contest and defense and to be represented by attorneys of its own choosing, and to the extent such reasonably expected Damages exceeds twice the Indemnity Escrow Balance, Green Plains shall be entitled to control such defense and to be reimbursed from the Indemnity Escrow for the costs and expense of such attorneys.

(iii)      Neither an Indemnified Party nor an Indemnifying Party may concede, settle or compromise any Third-Party Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, if (x) a Third-Party Claim seeks the issuance of an injunction, the specific election of an obligation or similar remedy or (y) the subject matter of a Third-Party Claim relates to the ongoing business of any Indemnified Party, which Third-Party Claim, if decided against any Indemnified Party, would materially adversely affect the ongoing business or reputation of any Indemnified Party, the Indemnified Party alone will be entitled to settle such Third-Party Claim in the first instance, subject to reasonable notice to the Indemnifying Party.

Section 6.4      Survival of Covenants, Representations and Warranties.   Except as otherwise provided in this Section 6.4, all representations and warranties contained in this Agreement shall remain operative and in full force and effect until that date which is the earlier of (a) the termination of this Agreement in accordance with Article VIII and (b) eighteen (18) months from the Closing Date (the “Release Date”); provided, however, that the representations and warranties set forth in Sections 2.1(a), (b) and (c),, and Section 2.1(d) and Section 2.2(a) shall survive indefinitely and the representations and warranties set forth in Section 2.2(i), Section 2.2(w) and section 2.2(y)shall survive any and all applicable statutes of limitation related thereto. All covenants of the parties shall survive according to their respective terms.

Section 6.5      Payment of Claims/ Escrow Account.   Except as set forth in this Section 6.5, the right to indemnification under Section 6.1 of this Agreement, and of Green Plains to recover amounts indemnified pursuant to Section 6.1 of this Agreement, shall be satisfied solely and exclusively from the Escrow Funds in accordance with the terms of this Agreement and the Escrow Agreement, and all collections from the Escrow Funds shall be deemed pro rata among the Global Ethanol Members, in accordance with their interest therein, as set forth on Exhibit D. For avoidance of doubt, except as set forth in this Section 6.5, no Global Ethanol Member shall be liable for Damages, other than with respect to such portion of such liability as may be covered by the Escrow Funds. Notwithstanding the foregoing, nothing in this Section 6.5 shall limit the liability of a Global Ethanol Member for fraud or willful misconduct by Global Ethanol or by such Global Ethanol Member (but not other Global Ethanol Members) in connection with the transactions contemplated by this Agreement; provided that any liability of a Global Ethanol Member for fraud by Global Ethanol shall be several in proportion to such Global Ethanol’s interest in the Merger Consideration, and not joint, unless such Global Ethanol Member participated in the fraud or willful misconduct.

Section 6.6      Exclusive Remedy.   After the Effective Time, the indemnification rights above are and shall be the sole and exclusive remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the provisions of this Section 6.6 shall not apply to any action or claim by any Party for specific performance or injunctive relief with respect to any failure by any other party to perform any of its covenants or agreements under this Agreement or any claims or causes of actions for fraud.

Article VII

Tax Matters

Section 7.1      Transfer Taxes.   If the Effective Time occurs, all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Surviving Company.

Section 7.2      Additional Tax Covenants.

(a)          After the Closing Date, Green Plains shall not amend, modify or otherwise change Income Tax Returns of Global Ethanol for any Tax period ending on or prior to the Closing Date (“Pre-Closing Tax Period”) without the consent of the Sellers’ Representative, and to the extent such amendment, modification or change would disproportionately impact any Global Ethanol Member, the consent of such Global Ethanol Member.

(b)          Green Plains, the Sellers’ Representative and each Global Ethanol Member shall cooperate fully in any audit, litigation or other proceeding with respect to a Pre-Closing Tax Period. Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

(c)          Promptly after receipt by Green Plains, Global Ethanol or any of their affiliates of written notice of the assertion or commencement of any claim, audit, examination or other proposed change or adjustment by any taxing authority relating to Income Tax for a Pre-Closing Tax Period (a “Tax Claim”), Green Plains, Global Ethanol or an appropriate affiliate, as applicable, shall immediately notify the Sellers’ Representative of such Tax Claim. Such notice shall contain factual information (to the extent known) describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax Claim. The Sellers’ Representative shall have the sole right to represent the interests of Global Ethanol or any Global Ethanol Subsidiary in any Tax audit or administrative or court proceeding relating to Income Tax for a Pre-Closing Tax Period that could affect the liability for Taxes of a Global Ethanol Member under this Agreement or otherwise, and to employ counsel of the Sellers’ Representative’s choice; provided, however, that Green Plains and its representatives shall be permitted to be present at any Tax proceeding related to any such period which may have the effect of increasing Green Plains’ or Global Ethanol’s Tax liability for any Tax period ending after the Closing Date, and the Sellers’

Representative shall not settle or compromise any such proceeding without Green Plain’s prior written consent, which consent will not be unreasonably withheld; provided, however, that Green Plain’s consent to any settlement or compromise shall not be required if the settlement is consistent with the positions previously taken by Global Ethanol and does not have the effect of increasing the Tax liability of Global Ethanol, Green Plains, or any affiliate of Green Plains for any Tax period (or any portion thereof) ending after the Closing Date. The Sellers’ Representative shall have the right to be present at and participate in any Tax proceeding for Tax periods or portions thereof beginning after the Closing Date and to approve (not to be unreasonably withheld) the disposition thereof if such disposition would increase the liability for Taxes of any Global Ethanol Member under this Agreement or to any taxing authority.

(d)        The Parties hereto further agree, upon request from the other party, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e)         Except as provided herein, the Global Ethanol Members shall be entitled to any refund of Income Taxes (but not, for the avoidance of doubt, any other Taxes) of Global Ethanol or pertaining to a Pre-Closing Tax Period, and Green Plains or its affiliate, as applicable, shall pay over to the Sellers’ Representative the amount of such refunds within 5 business days following the receipt of such refund.

(f)          The Parties agree that the Merger Consideration, for tax purposes, shall be allocated as mutually agreed to by the parties as soon as practical following the Closing. No Party shall take any position on any return, declaration, report or information return or statement relating to Taxes inconsistent with such allocation, unless so required by Applicable Law.

Article VIII

Conditions to Obligation to Close

Section 8.1     Conditions to Each Party’s Obligations.   The respective obligation of each party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a)         Consents and Approvals.   Global Ethanol shall have procured all authorizations, consents, and approvals referred to in Section 2.1(b) of the Global Ethanol Disclosure Schedule. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(b)         No Injunctions or Restraints.   No temporary restraining order, injunction or other judgment or order issued by any Governmental Entity or other law, rule, legal restraint or prohibition shall be in effect preventing the consummation of the Merger; provided, however, that each of the Parties shall have used its reasonable best efforts to prevent the entry of any such order, injunction, judgment or other restraint and to appeal as promptly as possible any such order, injunction, judgment or other restraint.

Section 8.2      Conditions to Green Plains’ Obligation.   The obligation of Green Plains to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)          Representations and Warranties.   The representations and warranties set forth in Article II shall be true and correct in all respects at and as of the Closing Date, except for inaccuracies the circumstances giving rise to which, individually or in the aggregate, do not constitute, and could not reasonably be expected to result in, a Material Adverse Effect; provided, that to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” such representations and warranties as so written (including such terms) shall be true and correct in all respects at and as of the Closing Date;

(b)          Performance of Covenants.   Global Ethanol, the Global Ethanol Members, and GEI shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; provided, that to the extent that such covenants are qualified by the term “material” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” Global Ethanol shall have performed and complied with all of such covenants as so written (including such terms) in all respects through the Closing;

(c)          Global Ethanol Officers and Managers.   Green Plains shall have received the resignations, effective as of the Closing, of the appropriate officers and managers of Global Ethanol and any of its Subsidiaries, and shall have appointed such officers, effective as of the Closing, as it deems appropriate.

(d)          Escrow Agreement.   GEI, as Sellers’ Representative, and the Escrow Agent shall have executed the Escrow Agreement.

(e)          Investor Representation Letter.   Each Global Ethanol Member and all GEI transferees shall have executed and delivered to Green Plains an Investor Representation Letter in the form attached as Exhibit I.

(f)          Material Adverse Effect.   There shall not have occurred and be continuing, any event, occurrence or state of acts which, individually, or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on Global Ethanol.

(g)          Asset Purchase Agreement.   The Asset Purchase Agreement attached as Exhibit H hereto shall have been entered into, and the transactions contemplated thereby shall have been completed, including but not limited to the termination of the Ethanol Production Services Agreement between GEI and Global Ethanol.

(h)          CoBank.   The Global Ethanol loan agreements with CoBank shall have been amended to accommodate the Merger.

(i)          Certificate of Officer.   Global Ethanol shall have delivered to Green Plains a certificate executed by an officer of Global Ethanol, dated as of the Closing Date, certifying to the satisfaction of the conditions specified in Sections 8.2 (a) and (b).

(j)          Supporting Documents. Green Plains shall have received the following.

(i)        a Certificate of the Secretary of Global Ethanol certifying as to (A) the Charter Documents delivered to legal counsel for Green Plains at the time of the execution of this Agreement and (B) resolutions of the Board of Managers and Members of Global Ethanol duly approving the Merger and this Agreement;

(ii)      such additional supporting documentation and other information with respect to the transactions contemplated hereby as legal counsel for Green Plains may reasonably request; and

(iii)      good standing certificates for Global Ethanol, issued by the Secretary of State of the State of Delaware and the Secretary of State of the State of Minnesota, each dated as of a recent date prior to such Closing.

All actions to be taken by Global Ethanol, and GEI in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Green Plains.

Section 8.3     Conditions to Global Ethanol’s Obligations.   The Global Ethanol Members’ obligations and Global Ethanol’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)         Representations and Warranties.   The representations and warranties set forth in Article III shall be true and correct in all respects at and as of the Closing Date, except for inaccuracies the circumstances giving rise to which, individually or in the aggregate, do not constitute, and could not reasonably be expected to result in, a Material Adverse Effect; provided, that to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” such representations and warranties as so written (including such terms) shall be true and correct in all respects at and as of the Closing Date;

(b)         Performance of Covenants.   Green Plains shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; provided, that to the extent that such covenants are qualified by the term “material” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” Green Plains shall have performed and complied with all of such covenants as so written (including such terms) in all respects through the Closing;

(c)         Escrow Agreement.   Green Plains and the Escrow Agent shall have executed the Escrow Agreement, and Green Plains shall have deposited the Escrow Fund with the Escrow Agent concurrent with Closing.

(d)         Stock Consideration and Warrant Consideration.   Green Plains shall have prepared the Stock Consideration and the Warrant Consideration for delivery to the Global Ethanol Members, subject to the provisions of Section 1.6(a).

(e)          Asset Purchase Agreement.   The Asset Purchase Agreement attached as Exhibit H hereto shall have been entered into, and the transactions contemplated thereby shall have been completed, including but not limited to the termination of the Ethanol Production Services Agreement between GEI and Global Ethanol.

(f)          CoBank.   The Global Ethanol loan agreements with CoBank shall have been amended to accommodate the Merger.

(g)          Certificate of Officer.   Green Plains shall have delivered to Global Ethanol a certificate executed by an officer of Green Plains, dated as of the Closing Date, certifying to the satisfaction of the conditions specified in Sections 8.3(a) and (b).

(h)          Supporting Documents.   Global Ethanol shall have received the following.

(i)        a Certificate of the Secretary of Green Plains and of Merger Sub certifying as to resolutions of the Board of Directors of Green Plains and Merger Sub, respectivey, duly approving the Merger and this Agreement;

(ii)        such additional supporting documentation and other information with respect to the transactions contemplated hereby as legal counsel for Global Ethanol may reasonably request; and

(iii)        a good standing certificates for Green Plains, issued by the Secretary of State of the State of Iowa as of a recent date prior to such Closing.

All actions to be taken by Green Plains and Merger Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Global Ethanol.

Section 8.4      Frustration of Closing Conditions.   None of Green Plains, Merger Sub or Global Ethanol may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement as required by and subject to Section 5.1.

Article IX

Termination

Section 9.1      Termination of Agreement.   This Agreement may be terminated at any time prior to the Closing Date:

(a)          by mutual written consent of Green Plains and Global Ethanol;

(b)          by either Green Plains or Global Ethanol,

(i)        if the Merger shall not have been consummated by December 1, 2010; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose willful breach of a representation or warranty in this Agreement or whose other action or failure to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated by such time; or

(ii)        if any action, suit, proceeding, hearing having any of the effects set forth in Section 8.1(b) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such unfavorable injunction, judgment, order, decree, ruling or charge;

(c)          by Green Plains,

(i)        if Global Ethanol or the Global Ethanol Members shall have breached any of its representations or warranties or failed to have performed any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (ii) has not been or is incapable of being cured by Global Ethanol within 60 calendar days after its receipt of notice from Green Plains; or

(ii)        in the event of a breach of any provision of Section 5.4(b).

(d)          by Global Ethanol,

(i)        if Green Plains shall have breached any of its representations or warranties or failed to have performed any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or (b) and (ii) has not been or is incapable of being cured by Green Plains within 60 calendar days after its receipt of notice from Global Ethanol.

Section 9.2      Effect of Termination.   In the event of termination of this Agreement by either Green Plains or Global Ethanol as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Green Plains, Global Ethanol or the Global Ethanol Members, other than liability pursuant to the provisions of Section 5.5, this Section 9.2 and Article IX, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Article X

Miscellaneous

Section 10.1      No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 10.2      Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Green Plains and Global Ethanol; provided, however, that Green Plains may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Green Plains nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 10.3      Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Green Plains, Global Ethanol, and GEI (in its corporate capacity and as the Sellers’ Representative).

Section 10.4      Waivers.  At any time prior to the Closing Date, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 10.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 10.5      Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

if to Green Plains or Merger Sub, to:

Green Plains Renewable Energy, Inc.

9420 Underwood Avenue, Suite 100

Omaha, NE 68114

Attn: Chief Executive Officer

Fax No.:	402.884.8776
E-mail address:	todd.becker@gpreinc.com

With a mandatory copy to:

Attention: General Counsel

Fax No.:	402.884.8776
E-mail address:	michelle.mapes@gpreinc.com

if to Global Ethanol, to:

Global Ethanol LLC

Suite 1000

400 South 4th Street

Minneapolis, MN 55415

Attn: Trevor Bourne

Fax No.:	612.333.3805
E-mail address:	tbourne@globalethanolservices.com

With a copy to:

Dorsey & Whitney LLP

50 South Sixth Street

Minneapolis, MN 55402-1498

Attn: Thomas Martin

Fax No.:	612.340.2868
E-mail address:	martin.tom@dorsey.com

if to GEI, in its corporate capacity or as Sellers’ Representative, to:

Global Ethanol, Inc.

c/o Investec Wentworth Private Equity Limited

Level 31, The Chifley Tower

2 Chifley Square

Sydney NSW 2000

Attn: Jon Brett

Fax No.:	(011) 61 2 9293 2306
E-mail address:	Jon.Brett@investec.com.au

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.6 Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that the laws of the state of Iowa shall govern the relative rights, obligations, powers, duties, and other internal affairs of Green Plains and its board of directors.

Section 10.7 Jurisdiction and Venue.  Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party hereto or its successors or assigns may be brought and determined in the state or federal courts located in New Castle County, Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties agrees further to accept service of process in any manner permitted by such court. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-referenced courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced therein, and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. The exclusive choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

Section 10.8 Specific Performance.  The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state or federal courts located in New Castle County, Delaware, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.9 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.10 Entire Agreement.  This Agreement (including the exhibits, annexes, and schedules referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 10.11 Headings, etc.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

Section 10.12 Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.13 Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic mail with scanned attachment), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

GREEN PLAINS RENEWABLE ENERGY, INC.

BY:	/s/ Todd A. Becker

NAME:	Todd A. Becker
TITLE:	President and Chief Executive Officer

GPMS, INC.

BY:	/s/ Todd A. Becker

NAME:	Todd A. Becker
TITLE:	President and Chief Executive Officer

GLOBAL ETHANOL, LLC

BY:	/s/ Trevor Bourne

NAME:	Trevor Bourne
TITLE:	Chief Executive Officer

GLOBAL ETHANOL, INC.

BY:	/s/ Trevor Bourne

NAME:	Trevor Bourne
TITLE:	President